Exhibit 10

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

GAR, LLC,

AS SELLER,

PREMIER ENTERTAINMENT BILOXI LLC,

AS THE COMPANY,

LEUCADIA NATIONAL CORPORATION,

AS SELLER PARENT,

AND

TWIN RIVER MANAGEMENT GROUP, INC.,

AS BUYER

Dated as of December 14, 2013

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 14, 2013 (the “Signing Date”), is entered into by and among GAR, LLC, a Mississippi limited liability company (“Seller”), Premier Entertainment Biloxi LLC, a Delaware limited liability company (the “Company”), Leucadia National Corporation, a New York corporation (the “Seller Parent”), and Twin River Management Group, Inc., a Delaware corporation (“Buyer”); provided, however, that Seller Parent shall be a party to this Agreement solely for purposes of Section 13.01.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests in the Company (the “LLC Interests”);

WHEREAS, the Company is engaged in the business of owning, operating, managing and/or otherwise conducting the business of the casino resort and hotel and related operations located in Biloxi, Mississippi, more commonly known as Hard Rock Hotel & Casino Biloxi (the “Business”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the LLC Interests, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used in this Agreement have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, “Affiliate” does not include any stockholder of Buyer Parent or Seller Parent or any Affiliate of any such stockholder.

“Agreed Accounting Principles” means GAAP consistently applied; provided that, with respect to any matter as to which GAAP permits more than one generally accepted accounting principle, Agreed Accounting Principles means such generally accepted accounting principles consistently applied by the Company in the preparation of the Balance Sheet; provided further that, for purposes of the Agreed Accounting Principles, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

“Applicable Rate” means the prime rate published in the Wall Street Journal on the Determination Date, or if that rate is no longer published, a comparable rate.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit, retirement, pension, supplemental pension, profit sharing, superannuation, employment, offer, consulting, advisory, compensation, deferred compensation, bonus, incentive, retention, equity-related, salary continuation, profit participation, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, separation, vacation, paid time off, leave of absence, layoff, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation, sickness, supplemental unemployment, other insurance (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) and fringe-benefit plan, policy, Contract, program, arrangement and fund, and each other similar plan, policy, Contract, program, arrangement and fund (in each case, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and any trust, escrow or similar Contract related thereto), in each case, (i) in respect of or covering any present or former employee, director, manager, officer, equity holder, consultant, independent contractor, advisor or other service provider of the Company or any Company Subsidiary (or any beneficiary or dependent of any such Person), (ii) entered into, sponsored, established, maintained, contributed to, or required to be contributed to by the Company or any Company Subsidiary, (iii) with respect to which the Company or any Company Subsidiary has made or is required to make payments, transfers or contributions, or (iv) with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any present or future actual or contingent obligations or liabilities.

“Biloxi Property” means (a) the hotel and casino (including the New Hotel Tower) located at the Real Property owned or leased by the Company or Seller in Biloxi, Mississippi, (b) any Real Property leased or owned by Seller or the Company or any of their respective Affiliates that is used or held for use primarily in connection with the Business, including the property subject to the Ground Leases, (c) the land and related rights owned by Jamland, LLC, a Company Subsidiary, and (d) any fixtures at all such property described in clauses (a), (b) and (c) above and owned by Seller, the Company, a Company Subsidiary or any of their respective Affiliates.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the States of Mississippi or New York are authorized or required by Law to be closed for business.

“Buyer Accepted Casualty Event” means any one or more Casualty Events for which the effects thereof (a) are covered by the Insurance Policies or Seller has paid or agreed to pay the cost to restore any damage or destruction to the Biloxi Property resulting from such Casualty Event(s) to its condition prior thereto, (b) could not reasonably be expected to cost more than

$50 million in the aggregate to repair or replace upon the occurrence of such Casualty Event(s) and more than $35 million in the aggregate to repair or replace after the Closing Date, and (c) can reasonably be expected to be remedied prior to or within 45 days after the Closing Date, provided, however, that a Buyer Accepted Casualty Event shall only be and continue to be a Buyer Accepted Casualty Event so long as (i) Seller is reasonably cooperating with Buyer to restore the property that has suffered such Casualty Event(s) and (ii) Seller is diligently pursuing such restoration.

“Buyer Parent” means Twin River Worldwide Holdings, Inc., a Delaware corporation.

“Buyer’s Accountants” means PricewaterhouseCoopers, LLP.

“Cage Cash” means Cash of the Company located in cages, drop boxes, slot machines and other gaming devices at the Biloxi Property.

“Cash” means all cash, cash equivalents and liquid instruments of the Company.

“Casualty Event” means any fire, earthquake, hurricane, tornado or other weather event, natural disaster, act of God or other casualty event that damages any portion of the Biloxi Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Company Data” means all protected personal or financial information collected by the Company from any website, computer or database of the Company.

“Company Subsidiaries” means Premier Finance Biloxi Corp. and Jamland, LLC, each of which is a wholly-owned subsidiary of the Company.

“Confidential Information” means, with respect to any Person, all trade secrets, know-how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

“Construction Contract” has the meaning set forth in Section 1.01(c) of the Disclosure Schedule.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means 12:01 a.m., Biloxi time, on the Closing Date.

“Encore Players Club” means the Encore Players Club of which certain customers of the Biloxi Property are members.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of first refusal or offer, option, purchase or access right or other encumbrance.

“Environmental Claim” means any Proceeding, Governmental Order, Encumbrance, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or Contract with, any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any analogous state Laws): the CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401, et seq. and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651, et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” means, with respect to a Person, any capital stock, membership interest or other equity interest or any securities convertible into or exchangeable for capital stock, membership interest or other equity interest or any other rights, warrants or options to acquire any of the foregoing securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person that, (i) together with such first Person, could be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) is under common control with such first Person within the meaning of Section 4001(b)(1) of ERISA.

“Financing” means the financing committed pursuant to the Financing Commitment or any substitute therefor obtained pursuant to Section 6.23.

“Financing Commitment” means the commitment letter, dated December 14, 2013, from the financial institutions identified therein, to provide the Financing, together with all exhibits, annexes, schedules and attachments thereto.

“Financing Sources” mean the agents, arrangers, lenders and other Persons that have committed to provide or have otherwise entered into agreements in connection with the Financing or any alternative debt financing and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gaming Approvals” means all Permits, registrations, findings of suitability, franchises, entitlements and exemptions issued by any Gaming Authority necessary for or relating to the conduct of the Business by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Biloxi Property.

“Gaming Authorities” means the Mississippi Gaming Commission and all other regulatory and licensing bodies with authority over gaming in the State of Mississippi and its political subdivisions.

“Gaming Laws” mean all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Mississippi, including the Mississippi Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972.

“Gaming License” means all gaming licenses issued by the Mississippi Gaming Commission to the Company authorizing the conduct of gaming operations at the Biloxi Property.

“Governmental Approvals” means those consents, Permits, franchises, exemptions, consents and registrations issued by any Governmental Authority necessary for the conduct of the Business by any party hereto or any of its Affiliates, including in connection with the authorization, execution and delivery of, and the performance of, this Agreement and any of the other Transaction Documents, and the consummation of the Transactions, the Gaming Approvals and any approvals required under any Liquor Laws.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hard Rock” means, as appropriate, Hard Rock Cafe and/or HR Licensing.

“Hard Rock Cafe” means Hard Rock Cafe International (STP), Inc., a New York corporation.

“Hard Rock Documents” means (a) the Hard Rock License Agreement, (b) the Memorabilia Lease, (c) that certain Lease Agreement (Retail Store), dated as of December 30, 2003, by and between the Company and Hard Rock Cafe (as amended, the “Retail Lease”), and (4) that certain Lease Agreement (Cafe), dated as of December 30, 2003, by and between the Company and Hard Rock Cafe (as amended, the “Cafe Lease”).

“Hard Rock License Agreement” means that certain License Agreement, dated May 15, 2003, by and between the Company and HR Licensing, including all exhibits attached thereto, as amended by that letter agreement, dated April 4, 2006, between Seller Parent and HR Licensing and that certain First Amendment to License Agreement, dated May 10, 2007, between the Company and HR Licensing, each made available to Buyer prior to the Measurement Date.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic or words of similar import or regulated under Environmental Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HR Licensing” means Hard Rock Hotel Licensing, Inc., a Florida corporation, and its Affiliates.

“HR Licensing ROFR” means HR Licensing’s right of first refusal and right to consent to Seller entering into the Transaction as described more specifically in the Hard Rock License Agreement.

“HR Transfer Fees” means any fees or charges required to be paid by Seller or the Company pursuant to the Hard Rock License Agreement in respect to entering into and/or consummating and Closing the Transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication: (a) any obligations of the Company or any Company Subsidiary for borrowed money (including all obligations for principal and interest, premiums, penalties, fees, expenses and breakage costs and any other fees, expenses and costs due on prepayment); (b) any obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security (whether or not convertible into any other security); (c) all obligations of the Company or any Company Subsidiary for the reimbursement of letters of credit, bankers’ acceptances or similar credit transactions; (d) any obligations of the Company or any Company Subsidiary under any currency or interest rate swap, hedge or similar protection device; (e) any Liability required to be shown on a consolidated balance sheet of the Company as debt or indebtedness under GAAP; and (f) all obligations of the types described in clauses “(a)” through “(e)” above the payment of which is guaranteed, directly or indirectly, by the Company or any Company Subsidiary; provided, however, notwithstanding the foregoing, “Indebtedness” shall not include (x) obligations under or with respect to the IRB and (y) any obligations with respect to supplier or vendor contracts or purchase orders for the purchase of goods or services in the ordinary course of the operation of the Business, including the purchase of food, liquor, beverages, paper goods or other goods consumed in the ordinary course of business and other similar trade payables incurred in the ordinary course of business; provided, however, that to the extent such current liability items are not paid in full as of the Closing they shall be taken into account in determining the calculation of Working Capital.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections.

“IRB” means those certain Mississippi Business Finance Corporation Industrial Development Revenue Bonds, Series 2012 (Premier Entertainment Biloxi LLC Project) in the aggregate principal amount of up to $25.0 million and all obligations, transactions, agreements, commitments and documents arising thereunder or in connection therewith of the Company or Premier Finance Biloxi Corp., including that certain Loan Agreement dated as of April 1, 2012 between the Mississippi Business Finance Corporation and the Company and that certain Bond Purchase Contract dated as of April 17, 2012 between the Mississippi Business Finance Corporation and Premier Finance Biloxi Corp.

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge, after reasonable inquiry of each of such person’s direct employee reports who would reasonably be expected to have knowledge related to such fact, representation or other matter, and without obligation on such person to conduct any independent investigation, of each of George Papanier, Glenn Carlin and Craig Eaton.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, after reasonable inquiry of each of such person’s direct employee reports who would reasonably be expected to have knowledge related to such fact, representation or other matter, and without obligation on such person to conduct any independent investigation, of each of Duncan McKenzie, Robert Callaway, Todd Raziano, David Severn and Justin Wheeler.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including the Gaming Laws.

“Liquor Laws” means the Laws applicable to or involving the sale or distribution of liquor as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (a) punitive damages except to the extent actually awarded by a Governmental Authority to a third party or (b) consequential, special or indirect damages, except (1) in the case of fraud, (2) to the extent actually awarded by a Governmental Authority to a third party, (3) to the extent relating to, resulting from or arising out of Seller’s intentional breach of this Agreement, or (4) to the extent reasonably resulting in a diminution in Buyer’s value of the Business or ownership of the Equity Securities of the Company as of the Signing Date from the Purchase Price (assuming for this purpose that such Loss had been known by Buyer as of the Signing Date). For purposes of this Agreement, the amount of any “Loss” incurred by Buyer, the Company or a Company Subsidiary that is indemnified by Seller pursuant to Article IX (or would be indemnified but for the limitations in Section 9.04) for any event that is a one-time occurrence that could not reasonably be expected to have a continuing effect on the financial condition or results of operations of the Company or the Company Subsidiaries will be limited to the amount of out-of-pocket liability, cost, fine or expense incurred by the Company or the Company Subsidiaries after the Closing.

“Management and Supervisory Incentive Plan” means those certain incentive plans maintained by the Company for the benefit of certain key members of management and other supervisors, and attached to Section 1.01(b) of the Disclosure Schedules.

“Marketing Period” means the first period of 20 consecutive Business Days after the Signing Date throughout which and on the last day of which (a) Seller shall have the Required Information that Seller is required to provide to Buyer pursuant to Section 6.23(d), (b) all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing and other than the conditions set forth in Section 8.01(c)) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled for any time during such 20 Business Day period, and (c) Seller shall have provided all cooperation which it is obligated to provide under the terms of Section 6.23; provided, that such 20 consecutive Business Day period shall not commence until five days after Seller’s delivery of such Required Information; provided, further, that the days July 4, 2014 and July 7, 2014 shall not be included in determining such 20 consecutive Business Day period and such consecutive 20 Business Day period will not commence prior to January 6, 2014. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 20 Business Day period, Seller shall have restated, or shall have announced any intention to restate, any financial statements or financial information included in the Required Information or shall have announced that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Seller has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new 20 consecutive Business Day period.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the Business, condition (financial or otherwise), assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred: (i) any event, occurrence, fact, condition or change resulting from or relating to changes in economic or financial conditions generally, including changes in interest or exchange rates or commodities prices; (ii) any event, occurrence, fact, condition or change that affects the gaming industry in the State of Mississippi generally (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the gaming industry in the State of Mississippi); (iii) changes in Tax rates or the imposition of new Taxes; (iv) the introduction or material expansion, or announcement of the introduction or material expansion, of gaming in any State adjoining Mississippi; (v) the announcement or opening of any new, or material expansion of any, gaming facility in Mississippi; (vi) an increase in the competition regarding the Business in the Biloxi, Mississippi market; (vii) any event, occurrence, fact, condition or change from or relating to any national or international political or social conditions, including any act of war, sabotage or terrorism, or any escalation or worsening thereof, and including the engagement by the United States in hostilities or the escalation thereof, in each case whether or not pursuant to the declaration of a national emergency or war (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the gaming industry in the United States); (viii) any change in GAAP or applicable Law (or the effects of any changes in the manner of enforcement of any applicable Law) (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the gaming industry in the United States); (ix) any event, occurrence, fact, condition or change resulting from any action taken by Seller or its Affiliates as expressly permitted or required by this Agreement or with the express written consent of Buyer, or any failure by Seller to take any action as a result of the restrictions set forth in Section 6.01 of this Agreement to which Buyer has withheld its consent (it being understood and agreed that actions taken by the Company or the Company

Subsidiaries pursuant to its obligations under Section 6.01 to conduct its business in the ordinary course pursuant to the first paragraph of Section 6.01 shall not be excluded in determining whether a Material Adverse Effect has occurred); (x) any failure (in and of itself) by the Company or any of the Company Subsidiaries to meet any revenue, earnings or other financial projection or forecast (provided that the underlying causes of such failure will not be excluded); (xi) any event, occurrence, fact, condition or change in the branding or marketing of the Business as a “Hard Rock” property due to the termination of or any amendments to the Hard Rock License Agreement at the direction of Buyer; (xii) the voluntary or involuntary termination of any employee of the Company, including key or executive employees (provided that the underlying cause of, or any dispute or claim relating to, any such termination will not be excluded); and (xiii) any event, occurrence, fact, condition or change on the Business, financial condition or results of operations of the Company which results from seasonal changes in the Business, but only to the extent consistent with the Company’s prior experience.

“Material Ground Leased Property” means those parcels of real property that the Company and the Company Subsidiaries lease pursuant to the Biloxi Lease and the Tidelands Lease (each as defined in the Disclosure Schedules).

“Memorabilia Lease” means that certain Memorabilia Lease between the Company and Hard Rock Café International (STP), Inc., dated effective as of July 2, 2007, as made available to Buyer prior to the Measurement Date.

“Minimum Cash on Hand” means Cash in an amount equal to $4.0 million, inclusive of the Minimum Cage Cash.

“New Hotel Tower” means the new north hotel tower under construction as of the Signing Date at the Biloxi Property pursuant to the Tower Construction Plans.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outside Date” means June 30, 2014; provided, however, that if as of June 30, 2014 all of the conditions to the obligations of the parties to consummate the Transactions set forth in Article VIII have been satisfied or are capable of being satisfied as of such date other than the condition set forth in Section 8.01(c) and those conditions that by their nature are to be satisfied at the Closing, and Buyer has provided Seller with a letter from Buyer’s counsel advising Buyer that it is reasonably probable that the conditions set forth in Section 8.01(c) would be completed on or before 5:00 p.m., New York City time, on September 12, 2014, the Outside Date will be extended to 5:00 p.m., New York City time, on September 12, 2014 for so long as Buyer continues to comply in good faith with its obligations in Section 6.06; provided, further, that if there has been the occurrence of a Casualty Event prior to the date that is six (6) months after the Signing Date and as of June 30, 2014 such Casualty Event would not qualify as a Buyer Accepted Casualty Event and Seller has advised Buyer in writing that it is reasonably probable based upon the opinion of Seller’s repair or replacement contractors that such Casualty Event would qualify as a Buyer Accepted Casualty Event on or before 5:00 p.m., New York City time, on September 12, 2014, the Outside Date will be extended to 5:00 p.m., New York City time, on September 12, 2014 so long as Seller continues to work diligently and in good faith towards the repair or replacement of the damages resulting from such Casualty Event.

“Permits” means all permits, waiver, orders, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from a Governmental Authority.

“Permitted Encumbrances” means: (a) those Encumbrances set forth on Section 1.01(a) of the Disclosure Schedules; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances (“Mechanics’ Liens”’) arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith through appropriate Proceedings and that are not, individually or in the aggregate, material to the Business, including in connection with the construction of the New Hotel Tower; (c) Encumbrances for Taxes that are not due and payable or that are being contested by Seller or the Company in good faith by appropriate proceedings; (d) Encumbrances created in connection with the Financing; (e) zoning and subdivision ordinances and other applicable Laws that do not materially impair the use of such property or assets for the purposes for which they are held; (f) rights of tenants, as tenants only, under operating leases existing as of the Signing Date (and any extensions or renewals permitted by their terms) that have been identified in the Disclosure Schedules or any and all other leases entered into in accordance with the terms of this Agreement and rights of guests in possession or holding reservations for future use or occupancy of the Biloxi Property; (g) with respect to Intellectual Property, licenses made in the ordinary course of business that have been identified in the Disclosure Schedules or entered into in accordance with the terms of this Agreement; (h) deposits or pledges in the ordinary course of business to secure payment of workers compensation or unemployment insurance mandated under applicable Laws; or (i) easements, leases, reservations or other rights of others in, or other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use, financeability and operation of such assets in the conduct of the Business as presently conducted.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of or with respect to the Company, any Company Subsidiary or the Business for any Post-Closing Tax Period and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes of or with respect to the Company, any Company Subsidiary or the Business for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Real Property” means the real property currently owned, leased or subleased by the Company or any Company Subsidiary, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants, shareholders, owners, controlling Persons and other agents of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller’s Accountants” means PriceWaterhouseCoopers, LLP.

“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.

“Target Working Capital” means $0.00.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added, production, ad valorem, transfer, capital stock, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, social security, unemployment, disability, estimated, alternative or add-on minimum, excise, severance, environmental (including taxes under Code §59A), stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tower Construction Budget” shall mean the total amount budgeted for the construction and development of the New Hotel Tower as set forth in more detail in the “Hotel Expansion Construction Budget” attached as Section 1.01(c) of the Disclosure Schedules, as such amount may be adjusted by the Company in accordance with the Tower Construction Plan. As of the Signing Date the Tower Construction Budget was $32,500,000.

“Tower Construction Plan” shall mean the documents, plans and Contracts related to the construction and development, including the installation of furniture, fixture and equipment, of a New Hotel Tower on the Biloxi Property, including, the Tower Construction Budget, all identified in more detail on Section 1.01(c) of the Disclosure Schedules.

“Transaction Documents” means this Agreement, the Assignment, the Financing Commitment, the Definitive Debt Agreements and the other agreements, certificates, consents and similar documents set forth in Section 8.02 and Section 8.03.

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations has not been paid by the Company or Seller prior to the Closing) any and all: (i) bonuses, change-in-control and other similar amounts which are or may become payable to any manager, officer, employee, director, contractor, independent consultant, advisor or other service provider of the Company or any Company Subsidiary as a result of or in connection with the consummation of the Transactions (whether alone or together with any other event, condition or circumstance) pursuant to any Benefit Plan or other arrangement which is in effect at or at any time prior to the Closing (regardless of whether such amount is payable prior to or after the Closing), (ii) severance which is or may become payable to the Non-Continuing Employees, (iii) legal, accounting and other out-of-pocket expenses incurred by the Company in connection with the Transactions, and (iv) investment banking fees incurred by the Company in connection with the Transactions.

“Transactions” means the transactions contemplated and governed by this Agreement and the other Transaction Documents.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar state, local, foreign or other applicable Law relating to plant closings or mass layoffs.

“Working Capital” means the current assets (including Minimum Cash on Hand) of the Company and the Company Subsidiaries minus, without duplication, the current liabilities (including, if applicable, all unpaid Transaction Expenses of the Company and all unpaid Casualty Repair Costs as of the Closing Date) of the Company and the Company Subsidiaries, determined in accordance with GAAP and on a basis consistent with (a) the Agreed Accounting Principles and (b) the Working Capital calculation attached as Section 1.01(d) of the Disclosure Schedules; provided that, except as set forth in Section 2.05, Working Capital shall not include any amounts in respect of the Excluded Assets. For purposes of determining Working Capital, (1) the current assets of the Company shall include the amount of the HR Transfer Fees paid by the Company or Seller prior to the Closing, (2) all security and other deposits, tenant deposits and all advance or pre-paid rents relating to rooms, services and/or events relating to the period from and after the Closing that are treated as Excluded Assets for purposes of this Agreement will be included as a current liability, (3) all liabilities for work and services performed or materials placed or furnished upon or in respect of the Biloxi Property prior to the Closing will be accrued as a current liability, (4) prepaid expenses will be included as current assets only to the extent that the benefit thereof is realizable by the Company after the Closing, and (5) outstanding or uncleared checks drawn on Company accounts as of the Closing will reduce the accounts payable to which they relate only to the extent that such checks are paid from, and thereby reduce, cash accounts of the Company prior to the Closing.

Section 1.02. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the following Sections so indicated:

Term	Section

Agreement	Introductory Paragraph
Allocation Schedule	Section 2.06
Alternative Financing	Section 6.23(b)
Assignment	Section 3.03(b)(i)
Audited Financial Statements	Section 4.06
Balance Sheet	Section 4.06
Balance Sheet Dispute Notice	Section 2.04(d)(ii)
Balance Sheet Date	Section 4.06
Biloxi Lease	Disclosure Schedules
Business	Recitals
Buyer	Introductory Paragraph
Buyer Accepted Casualty Event	Section 1.01
Buyer Permits	Section 5.07(a)
Buyer Benefit Plan	Section 6.08(b)
Buyer Tax Return	Section 7.01(b)
Cafe Lease	Section 1.01 (definition of Hard Rock Documents)
Cap	Section 9.04(a)
Casualty Event	Section 1.01
Casualty Repair Costs	Section 6.18(a)
Closing	Section 3.01
Closing Balance Sheet	Section 2.04(d)(i)
Closing Date	Section 3.01
Closing Date Working Capital	Section 2.04(d)(i)
Closing Payment	Section 3.02
Closing Statement	Section 2.04(d)(i)
Company	Introductory Paragraph
Company Continuing Employee	Section 6.08(a)
Company Intellectual Property	Section 4.12(a)
Company Leases	Section 4.10(e)
Confirmation Certificate	Section 2.04(d)(ii)

Term	Section

Deductible	Section 9.04(a)
Definitive Debt Agreements	Section 6.23(a)
Deposit	Section 2.03
Determination Date	Section 2.04(d)(ii)
Direct Claim	Section 9.05(c)
Estimated Working Capital Deficiency	Section 2.04(c)(i)
Estimated Working Capital Excess	Section 2.04(c)(i)
Estimated Working Capital Statement	Section 2.04(c)(i)
Excluded Assets	Section 2.05
Final Allocation Schedule	Section 2.06
Final Working Capital Adjustment	Section 2.04(d)(iii)
Financial Statements	Section 4.06
Financing	Section 6.23(c)
Financing Commitment	Section 6.23(c)
Fundamental Representations	Section 9.04(a)
Ground Leases	Section 4.10(a)
Ground Leased Property	Section 4.10(a)
Guarantees	Section 6.19
Indemnified Party	Section 9.04
Indemnifying Party	Section 9.04
Independent Accountants	Section 2.04(d)(ii)
Initial Working Capital	Section 2.04(c)(i)
Insurance Policies	Section 4.14
Lender Title Policy	Section 8.02(o)
Licensing Affiliates	Section 5.07(b)
Licensed Party	Section 5.07(a)
LLC Interests	Recitals
Material Contracts	Section 4.08(a)
Material Suppliers	Section 4.13
Measurement Date	Section 1.03
Mechanics’ Liens	Section 1.01 (definition of Permitted Encumbrances)
Minimum Cage Cash	Section 2.04(a)
Non-Continuing Employees	Section 6.08(a)
Owned Real Property	Section 4.10(a)
Owner Title Policy	Section 8.02(o)
Pre-Closing Balance Sheet	Section 2.04(c)(i)
Pre-Closing HR Transfer Fees	Section 2.04(c)(i)
Purchase Price	Section 2.02
Qualified Benefit Plan	Section 4.19(c)
Related Party	Section 4.22
Released Parties	Section 6.19
Released Party	Section 6.19
Required Information	Section 6.23(d)
Required Licensees	Section 5.07(b)

Term	Section

Retail Lease	Section 1.01 (definition of Hard Rock Documents)
Schedule Supplement Threshold	Section 6.03(b)
Seller	Introductory Paragraph
Seller Parent	Introductory Paragraph
Seller Review Period	Section 2.04(d)(ii)
Signing Date	Introductory Paragraph
Substantial Completion	Section 8.02(p)
Surety Bonds	Section 6.19
Survey	Section 6.21(a)
Tax Claim	Section 7.02(a)
Third Party Claim	Section 9.05(a)
Tidelands Lease	Disclosure Schedules
Title Commitment	Section 6.21(a)
Title Exceptions	Section 6.21(a)
Title Objection	Section 6.21(b)
Title Policy	Section 8.02(o)
Unaudited Balance Sheet	Section 4.06
Unaudited Balance Sheet Date	Section 4.06
Unaudited Financial Statements	Section 4.06

Section 1.03. Rules of Construction. For purposes of this Agreement: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Words importing the singular include the plural and vice versa. Words importing one gender include the other gender. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and words of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement as the Signing Date. To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Buyer, Seller or the

Company shall be deemed to have satisfied such obligation if Seller, the Company or any of their respective Representatives delivered such information or document in written form to Craig Eaton or Glenn Carlin of Buyer or posted such information or document to an electronic “data room” or website in which Buyer had access by 5:00 p.m. (New York time) on December 12, 2013 (the “Measurement Date”).

ARTICLE II.

PURCHASE AND SALE

Section 2.01. Purchase and Sale of LLC Interests. Subject to, and upon the terms and conditions set forth in, this Agreement, at the Closing, in consideration for payment of the Purchase Price, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the LLC Interests for the consideration specified in Section 2.02.

Section 2.02. Purchase Price. In consideration of the sale, transfer, assignment conveyance and delivery of the LLC Interests pursuant to Section 2.01, the aggregate purchase price for the LLC Interests is an amount equal to (a) $250.0 million, plus (b) the Estimated Working Capital Excess, if any, less (c) the Estimated Working Capital Deficiency, if any (collectively and in the aggregate, the “Purchase Price”), all subject to subsequent final adjustment as provided in Section 2.04.

Section 2.03. Deposit. Concurrently with the execution and delivery of this Agreement by the parties hereto, Buyer has deposited an amount in cash equal to $17.5 million (such amount, including the interest accrued thereon at the Applicable Rate, the “Deposit”) by wire transfer of immediately available funds to an account of Seller.

Section 2.04. Working Capital Calculations.

(a) Minimum Cage Cash. At the Closing, the Company shall have cash on hand in an amount not less than Minimum Cash on Hand, which amount shall be inclusive of at least $2.0 million of Cage Cash or such greater amount sufficient to meet the requirements of the Mississippi Gaming Commission and under Gaming Laws (the “Minimum Cage Cash”).

(b) Cash Count. At the Effective Time, or such other time reasonably agreed to by the Company that will cause a minimal level of disruption to the operations of the Business, Seller shall conduct a Cash count and the drop for one hundred percent (100%) of the Company’s gaming device “hoppers” and a Representative of Buyer shall be present to observe such Cash count and hopper drop if Buyer so elects. Such Cash count and hopper drop shall be conclusive and binding upon Seller and Buyer and shall be used in the preparation and determination of the Working Capital as of Closing.

(c) Initial Working Capital.

(i) During the ten-Business Day period prior to the Closing Date, Seller and Buyer shall cooperate in good faith to review the information and data then available and mutually agree on an estimated balance sheet of the Company as of the Closing Date prepared in good faith and substantially in the form of the Balance Sheet (the “Pre-Closing Balance

Sheet”), a statement of Working Capital of the Company as of the Closing Date based on the Pre-Closing Balance Sheet (the “Estimated Working Capital Statement”), which shall quantify in reasonable detail the items constituting such Working Capital, including the HR Transfer Fees paid or to be paid by the Company or Seller prior to the Closing (the “Pre-Closing HR Transfer Fees”) and, if applicable, all unpaid Transaction Fees and unpaid Casualty Repair Costs as of the Closing. The Pre-Closing Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles and shall be in substantially the form of Section 2.04(a) of the Disclosure Schedules. The Estimated Working Capital Statement will contain (i) a good faith estimate of the aggregate amount of Working Capital of the Company as of the Closing Date (the “Initial Working Capital”), and (ii) a statement of the amount by which (A) the Initial Working Capital exceeds the Target Working Capital (such amount, the “Estimated Working Capital Excess”) or (B) the Target Working Capital exceeds the Initial Working Capital (such amount, the “Estimated Working Capital Deficiency”). Each of Buyer and Seller shall bear its own expenses in the preparation and review of the Pre-Closing Balance Sheet, Estimated Working Capital Statement and the Pre-Closing HR Transfer Fees. Section 2.04(a) of the Disclosure Schedules sets forth a sample calculation of Working Capital, which is illustrative of the calculations used to arrive at the Working Capital.

(ii) Seller will permit Buyer and its Representatives reasonable access to Seller’s and the Company’s accountant work papers, books and records relating to the calculation and preparation of the Pre-Closing Balance Sheet, Estimated Working Capital Statement and the Pre-Closing HR Transfer Fees, and reasonable access to the Company’s accounting personnel and outside accountant who assisted in the preparation of the foregoing. Prior to the Closing, the parties will cooperate in good faith to resolve any disagreements concerning the computation of any of the items included in the Pre-Closing Balance Sheet, Estimated Working Capital Statement and the Pre-Closing HR Transfer Fees; provided, that it is acknowledged and agreed that if any disagreements cannot be resolved, then the Closing will occur on the basis of the Pre-Closing Balance Sheet, Estimated Working Capital Statement and the Pre-Closing HR Transfer Fees determined by Seller in good faith (which Seller will provide to Buyer at least five Business Days prior to the Closing Date), and that any unresolved disagreements will be deferred for resolution pursuant to the final adjustments using the Final Working Capital Adjustment as provided for in Section 2.04(d).

(d) Final Working Capital Adjustment.

(i) As soon as reasonably practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Company as of the Closing Date in substantially the form of the Pre-Closing Balance Sheet (the “Closing Balance Sheet”), a statement of Working Capital of the Company as of the Closing Date in substantially the form of the Estimated Working Capital Statement (the “Closing Statement”), which shall quantify in reasonable detail the items constituting such Working Capital, including a statement of the actual Transaction Expenses, the HR Transfer Fees and the unpaid Casualty Repair Costs (if applicable). The Closing Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles and Section 2.04(a) of the Disclosure Schedules. The Closing Statement will set forth the aggregate amount of Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital”). Each of Seller and Buyer shall bear its own expenses in the preparation and review of the Closing Balance Sheet and the Closing Statement. Subject to applicable Law, Seller will provide Buyer reasonable access to any of Seller’s records to the extent such records are reasonably related to the preparation of the foregoing items.

(ii) Seller shall have forty-five (45) days following the date of delivery by Buyer to Seller of the Closing Balance Sheet and the Closing Statement (the “Seller Review Period”) to provide Buyer with a written certificate confirming that the amounts and calculations set forth in such statements are correct (the “Confirmation Certificate”). If Seller objects to any of the calculations of Closing Date Working Capital or any element of the Closing Balance Sheet or the Closing Statement, it shall, prior to the end of the Seller Review Period, notify Buyer of such objection in writing (a “Balance Sheet Dispute Notice”), setting forth in detail the particulars of such objection and Seller’s proposed adjustments to such amounts and calculations. During the Seller Review Period, Buyer and the Company shall, during normal business hours, upon reasonable advance notice and in a manner that does not materially interfere with the business or operations of Buyer or the Company, provide Seller with (A) such information as may be reasonably requested by Seller with respect to its review of the Closing Balance Sheet and the Closing Statement, including all relevant accounting work papers and (B) reasonable access to the Company’s accounting personnel and outside accountant who developed the Closing Balance Sheet and other information contained in such statements. In the event that Seller does not provide a Balance Sheet Dispute Notice by the end of the Seller Review Period, Seller shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Working Capital delivered by Buyer, which shall each be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse against Seller under any provision hereof, except as set forth in Section 9.02. In the event any Balance Sheet Dispute Notice is timely delivered, Buyer and Seller shall use their commercially reasonable efforts for a period of thirty (30) days from the date of first delivery of the Balance Sheet Dispute Notice (or such longer period as they may mutually agree) to resolve the disagreements identified in the Balance Sheet Dispute Notice. If, at the end of such period, they are unable to resolve such disagreements, then such disagreements shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants, appointed by mutual agreement of Buyer and Seller (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve any such remaining disagreements. To the extent any disagreement is not described in the Balance Sheet Dispute Notice, then all items included in the calculation of the Closing Date Working Capital that are not subject to any such disagreement will be deemed to be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse against Seller under any provision of this Agreement, except as set forth in Section 9.02. The parties will take actions reasonably available to them to cause the Independent Accountants to determine as promptly as practicable, but in no event more than thirty (30) days after the submission of such dispute to the Independent Accountants, whether the Closing Statement and other items, if applicable, were prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Independent Accountants, whether and to what extent (if any) the Closing Date Working Capital requires adjustment within the range between Buyer’s calculation and Seller’s respective calculations. The parties shall each use commercially reasonable efforts to cause the Independent Accountants to promptly deliver to Buyer and Seller their determination in writing (along with a statement of reasons therefor), which determination shall be made subject to the definitions and principles set forth in this Agreement. The fees and costs of the Independent Accountants shall be payable one half (1/2) by Seller, on the one hand, and one half (1/2) by Buyer, on the other hand. The determination made by the Independent Accountants shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, except as set forth in Section 9.02. The date on which the Closing Date Working Capital and such other calculations, if applicable, are finally determined in accordance with this Section 2.04 is hereinafter referred to as the “Determination Date”.

(iii) Within five (5) Business Days following the Determination Date, the following payments shall be made: the absolute value of the amount (which may be a positive or negative number) equal to (1) the Closing Date Working Capital less (2) the Initial Working Capital (the “Final Working Capital Adjustment”) shall be paid (along with interest, at the Applicable Rate, from the Closing Date through the payment date) in cash by wire transfer of immediately available funds from Buyer to Seller (if the Final Working Capital Adjustment is a positive amount), or by Seller to Buyer (if the Final Working Capital Adjustment is a negative amount) to an account specified in a written instruction from Buyer or Seller, as applicable.

(e) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(f) In the event of the occurrence of any Casualty Event that has not been remedied prior to the Closing Date, the time periods for determining the Final Working Capital Adjustment related to any Casualty Repair Costs may be extended for such reasonable period of time as determined by Buyer in good faith upon notice to Seller to permit the Parties to determine the actual amount of Casualty Repair Costs incurred or to be incurred and the amount of insurance proceeds to be recovered with respect thereto.

Section 2.05. Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, (a)(i) all Cash (other than the Minimum Cash on Hand), including all checking accounts, bank accounts, deposit accounts, certificates of deposit, time deposits, securities and uncashed checks received by the Company on or prior to the Closing Date and all interest and dividends thereon (provided that the amounts thereof have not been applied to reduce payables or liabilities included in Working Capital) and (ii) the assets set forth on Section 2.05 of the Disclosure Schedules (collectively the “Excluded Assets”) shall either (A) be assigned or distributed by the Company to Seller prior to the Closing or (B) in the case of the Excluded Assets specified in clause (i), if not so assigned or distributed, shall be taken into account in determining the calculation of Working Capital. The parties acknowledge and agree that the Company shall have not less than the Minimum Cash on Hand as of the Closing, the amount of which will be included as a current asset for purposes of calculating the Closing Date Working Capital. Buyer acknowledges and agrees that neither the Company nor Seller owns the collection of rock and roll memorabilia located at the Biloxi Property that are owned by Hard Rock Cafe International (STP), Inc. and are leased to the Company pursuant to the terms and conditions of the Memorabilia Lease.

Section 2.06. Purchase Price Allocation. Section 2.06 of the Disclosure Schedules sets forth the parties’ good faith estimate of an allocation as of the Closing Date of the total Purchase

Price as computed for Tax purposes among all of the assets of the Company pursuant to the methodology prescribed by Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of applicable Law) (the “Allocation Schedule”). Within 60 days following the Closing Date, Buyer will prepare and deliver to Seller a revised Allocation Schedule for approval. Buyer and Seller will act in good faith and reasonably cooperate with each other to agree on the Allocation Schedule within 45 days following Seller’s receipt of the revised Allocation Schedule. If Buyer and Seller are unable to agree on an Allocation Schedule during such 45-day period, Buyer and Seller will jointly engage the Independent Accountants to prepare the Allocation Schedule and will direct the Independent Accountants to provide its Allocation Schedule within 30 days of its engagement. The Allocation Schedule as determined either by the parties or the Independent Accountants pursuant to the two immediately preceding sentences (the “Final Allocation Schedule”) will be binding on Buyer and Seller for all Tax and financial accounting purposes (unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code). Seller will timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Allocation Schedule. None of Buyer, the Company, Seller or any of Seller’s Representatives will take any position (whether in audits, Tax Returns, including IRS Form 8594, financial accounting or otherwise) that is inconsistent with the Allocation Schedule as determined pursuant to this Section 2.06 unless required to do so by applicable Law.

Section 2.07. Withholding. Notwithstanding anything herein to the contrary, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts otherwise payable to any Person pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, however, Buyer shall provide written notice at least ten Business Days prior to the applicable payment date that such Persons that may be subject to Buyer’s deduction and withholding. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be (a) paid over to the applicable Tax authority in accordance with applicable Law and (b) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer.

ARTICLE III.

CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the LLC Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central Time, no later than two (2) Business Days after the last of the conditions to the Closing set forth in Article VIII has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at a location or pursuant to an electronic delivery process to be agreed upon by Seller and Buyer, or if they are unable to so agree, at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earliest of (i) a date, if any, during the Marketing Period specified by Buyer on not less than three Business Days’ notice to Seller, (ii) the Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VIII at such time), and (iii) the Outside Date (the day on which the Closing takes place being the “Closing Date”).

Section 3.02. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article VIII, at Closing Buyer shall, in full satisfaction of payment of the Purchase Price (subject to the Final Working Capital Adjustment), pay Seller an amount equal to the Purchase Price less the Deposit (the “Closing Payment”), by wire transfer of immediately available funds to an account of Seller designated by Seller to Buyer prior to the Closing Date.

Section 3.03. Additional Deliveries at Closing.

(a) At the Closing, Buyer shall deliver to Seller the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) an assignment of the LLC Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by Seller; and

(ii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules or in any documents referred to in the Disclosure Schedules, in each case subject to the provisions of Section 6.03, Seller represents and warrants to Buyer as of the Signing Date, as follows:

Section 4.01. Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Mississippi. Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents to which it is, or is specified to be, a party, will be duly executed and delivered. Assuming due authorization, execution and delivery by Buyer, this Agreement and each of the other Transaction Documents to which Seller is, or is specified to be, a party, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02. Organization, Authority and Qualification of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, to carry on the Business as it has been and is currently conducted, and to enter into this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and the other Transaction Documents to which it is, or is specified to be, a party, will be duly executed and delivered. Assuming due authorization, execution and delivery by Buyer, this Agreement and each of the other Transaction Documents to which the Company is, or is specified to be, a party, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.03. Capitalization.

(a) Seller is the record owner of, and has good and valid title to, the LLC Interests. The LLC Interests constitute one hundred percent (100%) of the total issued and outstanding membership interests in the Company. The LLC Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Subject to satisfaction of the requirements or waiver of the HR Licensing ROFR in connection with the Transactions, none of the LLC Interests has been issued or disposed of in violation of any right of first refusal or preemptive rights of any Person and, upon transfer of the LLC Interests by Seller at the Closing, Buyer will receive good title to the LLC Interests, free and clear of all Encumbrances except for Encumbrances created by Buyer or its Affiliates.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the LLC Interests), or any other Equity Security, in the Company other than the HR Licensing ROFR. Other than the Organizational Documents of the Company and Seller, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the LLC Interests. Seller has previously provided or made available to Buyer complete and correct copies of the Organizational Documents of the Company and Seller, each as amended prior to the Measurement Date.

Section 4.04. Subsidiaries.

(a) Seller is the record owner of, and has good and valid title to, 100% of the Equity Securities of the Company Subsidiaries, free and clear of all Encumbrances. Such Equity Securities have been duly authorized and are validly issued, fully-paid and non-assessable. None of such Equity Securities has been issued or disposed of in violation of any right of first refusal or preemptive rights of any Person.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Equity Securities of any Company Subsidiary or obligating a Company Subsidiary to issue or sell any Equity Security. Seller has previously provided or made available to Buyer complete and correct copies of the Organizational Documents of the Company Subsidiaries, each as amended prior to the Measurement Date.

(c) Except for the Company and the Company Subsidiaries, neither Seller nor the Company has (i) any direct or indirect subsidiaries and does not hold Equity Securities of any other Person and (ii) any direct or indirect ownership interests in any Equity Securities of any other Person.

Section 4.05. No Conflicts; Consents.

(a) Except as set forth in Section 4.05(a) of the Disclosure Schedules, the execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the Transactions, do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of Seller or the Company or (ii) assuming the consents, approvals, notices and filings referred to Section 4.05(b) are duly obtained or made (A) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company or (B) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any Company Subsidiary under, any Contract of Seller, the Company or any Company Subsidiary, or by which any of their respective assets or properties may be bound, except in the cases of clauses (ii)(A) and (ii)(B), where the violation, breach, conflict, default, acceleration or failure to given notice would not, individually or in the aggregate, result in or reasonably be expected to result in, a Material Adverse Effect.

(b) Except as set forth in Section 8.01(c)(1) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by, or with respect to, Seller or the Company in connection with the execution and delivery of this Agreement, the other Transaction Documents to which each is, or is specified to be, a party, or the consummation of the Transactions, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, Permits, filings or declarations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (iii) such filings as may be required under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (iv) such consents, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not (A) result in, or reasonably be expected to result in, a Material Adverse Effect or (B) materially impair or delay the ability of Seller or the Company to perform their respective obligations under this Agreement and each other Transaction Document to which each is, or is specified to be, a party, and (v) such consents, Permits, Governmental Orders, declarations, filings or notices which may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions (which are the obligation of Buyer to obtain).

Section 4.06. Financial Statements.

(a) Copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2012 and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company as at September 30, 2013 and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the nine month period then ended (the “Unaudited Financial Statements”) and together with the Audited Financial Statements (the “Financial Statements”), have been delivered to Buyer or made available to Buyer. The balance sheet of the Company for the twelve (12) months ended December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2013 is referred to herein as the “Unaudited Balance Sheet” and the date thereof as the “Unaudited Balance Sheet Date”.

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial condition of the Company and the Company Subsidiaries on a consolidated basis as of their respective dates and the results of the operations of the Company and the Company Subsidiaries for the periods indicated, except (i) as may be indicated in the footnotes thereto, (ii) as otherwise noted therein, and/or (iii) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments, none of which is material in nature or amount. The Company has not received any written allegations of fraud that involve management or other employees of the Company or any Company Subsidiary, or that call into question the effectiveness of the design and operation of the Company’s internal controls over financial reporting.

(c) Since the Unaudited Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability or obligation (whether accrued, absolute, contingent or otherwise), except for any such liabilities or obligations incurred in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect or constitutes or would constitute a breach of this Agreement had this Agreement be in effect as of such date.

(d) Except as set forth in Section 4.06(d) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has any Indebtedness.

Section 4.07. Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from December 31, 2012 to the Closing Date, there has not been with respect to the Company or any Company Subsidiary any event, occurrence or development that, individually or in the aggregate, has resulted in or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth in Section 4.07 of the Disclosure Schedules, from the Unaudited Balance Sheet Date until the Signing Date, the Company and each Company Subsidiary have operated in the ordinary course of business in all material respects and there has not been, with respect to the Company or any Company Subsidiary, any:

(a) Indebtedness incurred after the Signing Date, other than pursuant to the agreements described in Section 4.06(d) of the Disclosure Schedules;

(b) split, combination or reclassification of any Equity Securities of the Company or any Company Subsidiary;

(c) issuance, sale or other disposition of any Equity Securities of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Securities of the Company or any Company Subsidiary;

(d) declaration or payment of any distributions on, or in respect of, any Equity Securities of the Company or any Company Subsidiary or redemption, purchase or acquisition of any of the Company’s or any Company Subsidiary’s outstanding Equity Securities;

(e) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet other than in the ordinary course of business;

(f) material capital expenditures not contemplated by Company’s capital expenditure budget and that are not expenditures of the Company pursuant to the Tower Construction Plan;

(g) material variance from the Tower Construction Plan or material decrease in amounts to be expended pursuant to the Tower Construction Budget;

(h) increase in the salary, wages or other compensation or fringe benefits of any officer, manager, director, employee, consultant, independent contractor or other service provider of the Company or any Company Subsidiary, other than (i) as required by any pre-

existing Benefit Plan, (ii) in the ordinary course of business consistent with past practice, or (iii) with respect to newly-hired employees or newly-retained service providers; provided, however, other than as set forth on Section 4.07(h) of the Disclosure Schedules, that in no event were any increases for any individual pursuant to the foregoing clause (ii), in the aggregate, in excess of 3% of such individual’s base salary or annualized hourly wage in effect as of immediately prior to the Unaudited Balance Sheet Date;

(i) granting of any severance, termination, retention or change of control payments to any present, former or future employees, officers, directors, managers, consultants, independent contractors or other service providers of the Company or any Company Subsidiary;

(j) entry into, adoption, establishment, amendment, modification, termination, non-renewal or cessation of any Benefit Plan (or, in each case, any plan, program, Contract, arrangement, policy or fund that would have been a Benefit Plan if it had been or remained in effect on the date hereof), collective bargaining agreement or other Contract with any labor organization, union or association;

(k) hiring of any employee with a base salary in excess of $200,000, or termination of the employment or service of any employee or other service provider without cause;

(l) action to fund or in any other way secure the payment of compensation or benefits under any Contract, Benefit Plan or otherwise, or exercise of any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or otherwise;

(m) making of any loan or advance to, or provision of any guarantee for the benefit of, any Person(s) (except advances to employees for business expenses pursuant to pre-existing policies of the Company in the ordinary course of business consistent with past practice);

(n) acquisition of any business or Person, by merger or consolidation, purchase of substantial assets or Equity Securities, or by any other manner, in a single transaction or a series of related transactions;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) amendment to the Company’s Organizational Documents;

(q) except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settlement of any claim or litigation in excess of $100,000 or that would restrict the Company from operating the Business in substantially the same manner as operated on the Signing Date or proposed to be operated in the future;

(r) change in the Company’s accounting methods, principles or practices, except as required by changes in GAAP or applicable Law;

(s) making or changing of any Tax election, settlement or compromise of any Tax liability, entrance into any closing agreement, filing of any amended Tax Return or surrender of any right to claim a Tax refund, offset or other reduction in Tax Liability, change of any accounting method or annual accounting period, consent to any extension or waiver of the limitation period applicable to any Tax Liability, or taking of any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax Liability of the Company, any Company Subsidiary or the Business, in each case except as required by applicable Law;

(t) failure to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(u) (i) entering into, amending, terminating or failing to renew any Material Contract other than in the ordinary course of business, (ii) entering into any Contract with a term beyond December 31, 2014, or (iii) entering into or amending any Contract with any Related Party;

(v) change in the discounting or promotional policies or other benefits extended to customers of the Business in any manner materially inconsistent with the Company’s past practices;

(w) except in the ordinary course consistent with the Company’s past practices, deferring of any repair or maintenance of any asset, reducing of advertising or promotional expenditures or changing of the pre-sale policies of the Business;

(x) Encumbrance created on any Real Property or Ground Leased Property, other than Permitted Encumbrances and Encumbrances that will be released and extinguished prior to the Closing; or

(y) entering into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08. Material Contracts.

(a) Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any Company Subsidiary (together with all leases listed in Section 4.10(e) of the Disclosure Schedules, all such Contracts required to be so listed, collectively, the “Material Contracts”):

(i) each Contract that expressly limits or restricts the ability of the Company or any Company Subsidiary to compete or otherwise to conduct the Business as presently conducted in any material manner or place, except those restrictions imposed under the Gaming License or any applicable restrictions imposed by applicable Laws;

(ii) each Contract of the Company or any Company Subsidiary requiring performance by any party more than one (1) year from the Signing Date and which cannot be cancelled by the Company without penalty or without more than one hundred eighty (180) days’ notice;

(iii) each Contract that obligates the Company or any Company Subsidiary to pay an amount in excess of $250,000 during any twelve (12)-month period after the Signing Date;

(iv) each Contract relating to Indebtedness (including guarantees, letters of credit, comfort letters and sureties or other bonds) of the Company or any Company Subsidiary;

(v) each Contract that relates to the sale of any of the Company’s or any Company Subsidiary’s assets, other than in the ordinary course of business or for consideration in excess of $500,000 or that contains any ongoing obligations of the Company or any Company Subsidiary;

(vi) each Contract that relates to capital expenditures or other purchase of any materials, supplies, equipment, other assets or properties, or services that requires an annual expenditure by the Company of more than $250,000 for any project or series of related projects (or groups of related Contracts therefor);

(vii) each Contract that creates a joint venture, limited liability company or partnership;

(viii) each Contract between the Company or any Company Subsidiary, on the one hand, and Seller or any Related Party of Seller (other than the Company or any Company Subsidiary), on the other hand;

(ix) each collective bargaining agreement or other Contract with any labor organization, union or association to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound;

(x) each Contract that grants any Person any (A) exclusive license, supply, distribution or other rights, (B) exclusive rights to purchase any Company products, or (C) any “most favored nation” rights;

(xi) each settlement agreement that has ongoing obligations; and

(xii) each Contract with any Governmental Authority, including any redevelopment agreement, agreement conferring Tax benefits to the Company, and any Tax increment financing agreements or related arrangements.

Notwithstanding the above, Material Contracts shall not include any of the following: (A) Organizational Documents; (B) Contracts relating to commercial “off the shelf” or “shrink-wrap” software; (C) Contracts relating to employee health or welfare benefits, including those relating to the administration of employee health or welfare benefits, which are listed in Section 4.19(a) of the Disclosure Schedule; (D) Contracts which, by their terms, are terminable by the Company within thirty (30) days without penalty; and (E) Contracts relating to trade payables incurred in the ordinary course of business consistent with past practices.

(b) True and correct copies of each Material Contract have been or, in the case of Contracts entered into after the Signing Date will be, made available to Buyer. Neither the

Company nor any Company Subsidiary is in breach of, or default under, any Material Contract that could reasonably be expected to result in a material loss to the Company or any Company Subsidiary, and, to the Knowledge of Seller, as of the Signing Date, no other party to a Material Contract is in breach of, or default under, any Material Contract that could reasonably be expected to result in a material loss to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice alleging a default or breach under any such Material Contract, except where such default or breach, individually or in the aggregate, has not resulted in or would not reasonably be expected to have a Material Adverse Effect. Each Material Contract is valid, binding and enforceable on the Company or a Company Subsidiary in accordance with its terms, and to the Knowledge of Seller, the other parties thereto, except to the extent that (i) the failure to be so valid, binding or enforceable, individually or in the aggregate, has not resulted and would not be reasonably expected to have a Material Adverse Effect or (ii) such validity, binding or enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

Section 4.09. Tangible Personal Property.

(a) All assets used in the operation of the Business are owned by the Company or a Company Subsidiary and are not owned by Seller or any other Affiliate of Seller (other than the Excluded Assets). The Company or a Company Subsidiary has good and valid title to, or a valid leasehold interest in, or other legal right to, all tangible personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Unaudited Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Unaudited Balance Sheet Date. Except as set forth in Section 4.09 of the Disclosure Schedules, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b) Notwithstanding anything contained in this Section 4.09, the representations contained herein do not concern intellectual property matters, which are the subject of the representations contained in Section 4.12.

Section 4.10. Real Property.

(a) Section 4.10(a) of the Disclosure Schedules lists the following: (i) the legal description of each parcel of owned Real Property (the “Owned Real Property”) and (ii) the legal description of each parcel of leased Real Property, and a list, as of the Signing Date, of all leases for each parcel of leased Real Property in which either Seller, the Company or a Company Subsidiary is the lessee (collectively, the “Ground Leases”), including the identification of the lessee and lessor thereunder. The Company or a Company Subsidiary has good and marketable fee simple title to all the Owned Real Property and fee simple title to all buildings, structures and other improvements thereon and all fixtures thereto, subject only to Permitted Encumbrances, and an insurable leasehold interest in all Real Property leased pursuant to the Ground Leases (the “Ground Leased Property”). With respect to the Owned Real Property and the Ground Leased Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds, leases and other instruments (as recorded) by which the Company acquired such Owned Real Property and the Ground Leased Property.

(b) All Ground Leases are valid and in full force and effect in accordance with their terms. Seller has delivered or made available to Buyer, true, complete and correct copies of the Ground Leases. There is not under any Ground Lease (i) any material default (or any claimed default) by the Company or a Company Subsidiary, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company and in respect of which the Company or a Company Subsidiary has not taken adequate steps to prevent a default on its part from occurring, or (ii) to the Knowledge of Seller, as of the Signing Date, any existing material default by any other party to any Ground Lease, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Ground Lease.

(c) None of Seller, the Company or a Company Subsidiary has received any notice that the owner of any leased Real Property has made any assignment, pledge, or hypothecation of the Ground Lease with respect thereto or the rents or use fees due thereunder.

(d) Except for the Owned Real Property and the Ground Leased Property, neither the Company nor any Company Subsidiary has had, beneficially or of record, any interest (including leasehold, subleasehold or license interests) in real property. With respect to each parcel of Owned Real Property or Ground Leased Property, (i) there is no pending or, to Seller’s Knowledge, threatened dispute in connection with such parcel relating to the boundary lines, ingress and egress, adverse possession or similar issues, (ii) there are no outstanding options, rights of first refusal or similar rights (other than the HR Licensing ROFR) with respect to any such parcel or any portion thereof or interest therein, and (iii) no condemnation Proceeding is pending or, to the Knowledge of Seller, threatened which would impair the occupancy, use or value of any Real Property or any Ground Leased Property.

(e) Section 4.10(e) of the Disclosure Schedules lists each lease in which the Company or any Company Subsidiary is the lessor (the “Company Leases”). The Company or a Company Subsidiary is the sole owner of the entire landlord’s interest in all of the Company Leases. Neither the Company Leases nor any interests therein have been assigned to any Person. There exist no uncured material defaults by the Company or a Company Subsidiary under any of the Company Leases, or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company or a Company Subsidiary and, to the Knowledge of Seller, as of the Signing Date, there exist no uncured material defaults by any tenant under any of the Company Leases, or any event of default or event which with notice or lapse of time, or both, would constitute a material default by any other party to any Lease. No tenant has any claim, offset or defense to payment of rent under the Company Leases. None of the rents relating to the Company Leases has been assigned. No Person has the right to occupy any portion of the Owned Real Property except pursuant to the Company Leases.

(f) Except as set forth in Section 4.10(f) of the Disclosure Schedules, the condition and use of the Owned Real Property and the Ground Leased Property conforms to each applicable certificate of occupancy and all other Permits required to be issued in connection with the Owned Real Property or the Ground Leased Property, as applicable, except where the failure to be in compliance would not individually or in the aggregate reasonably be expected to result in a material loss or expense to the Company or any Company Subsidiary. The Company has made available to Buyer (i) all valid policies of title insurance insuring the Company’s or a Company Subsidiary’s fee simple or other title to the Owned Real Property or the Ground Leased Property and such policies are in full force and effect and no material claim has been made against any such policy and (ii) all existing surveys and plans of the Owned Real Property or the Ground Leased Property. Neither the Company nor any Company Subsidiary is in violation or breach of or default under any declaration, covenant, condition or restriction affecting the Owned Real Property or the Ground Leased Property, except where the failure to be in compliance would not individually or in the aggregate reasonably be expected to result in a material loss or expense to the Company or any Company Subsidiary.

(g) This Section 4.10 contains the sole and exclusive representations and warranties of Seller regarding Real Property.

Section 4.11. Condition of Assets. Except as set forth in Section 4.11 of the Disclosure Schedules, the transfer of LLC Interests to Buyer pursuant to this Agreement will, taking into account the other Transaction Documents (and assuming receipt of all approvals, including Gaming Approvals, and third Person consents, approvals and authorizations necessary for Buyer and its Affiliates to operate and support the Business located at the Biloxi Property), convey or otherwise provide to Buyer at the Closing Date, all of the assets, properties and rights necessary to allow Buyer immediately after the Closing to operate the Business in all material respects as operated as of the Signing Date; provided, however, that nothing in this Section 4.11 shall be deemed to constitute a representation or warranty of Seller or the Company as to the amounts of cash or working capital necessary to operate the same.

Section 4.12. Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules lists all Intellectual Property that is owned by the Company (the “Company Intellectual Property”). The Company or a Company Subsidiary owns or has the right to use all material Intellectual Property necessary to conduct the Business as currently conducted.

(b) All material Intellectual Property used as of the Signing Date by the Company or a Company Subsidiary consists solely of (i) the Company Intellectual Property, (ii) items and rights that are licensed, directly or indirectly, by the Company, including as set forth in Section 4.12(b) of the Disclosure Schedules, or (iii) items and rights that are in the public domain. With respect to material Intellectual Property used by the Company, the Company owns, directly or indirectly (subject to previously granted rights and licenses), the right, title and interest in and to such Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances or Encumbrances that, individually or in the aggregate, do not have, or would not reasonably be expected to have, a Material Adverse Effect.

(c) To the Knowledge of Seller, the Intellectual Property as currently owned, licensed or used by the Company or a Company Subsidiary does not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth in Section 4.12(c) of the Disclosure Schedules, neither Seller nor the Company has received any written notice, and no

Proceeding has been commenced or settled, or to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property is subject to any outstanding Governmental Order.

(d) As of the Signing Date, no Person is infringing any material Company Intellectual Property, except for any such infringement that, individually or in the aggregate, has not resulted and would not reasonably be expected to have a Material Adverse Effect.

(e) Section 4.12(e) sets forth a true and correct list of all computer software (excluding software that is regarded as “off the shelf” or “shrink-wrap”) used in the operation and support of the Biloxi Property that is material to the operation of the Business as presently conducted.

(f) The Company operates and manages (either directly or indirectly through the use of third-party hosting services and other third party service providers), and owns or possesses the rights to operate and manage, the websites used in the operation of the Business. The Company, and, to Seller’s Knowledge, third parties with whom the Company shares Company Data (i) have complied in all material respects with all applicable Laws, payment card industry requirements and privacy policies relating to the use, collection, processing, storage, disclosure and transfer of Company Data and (ii) have used commercially reasonable measures to protect Company Data against unauthorized access, use, disclosure, alteration, loss and destruction. Since January 1, 2010, to Seller’s Knowledge, there has not been any breach of security or other unauthorized access to or use of any Company Data or Company software or information technology systems.

(g) This Section 4.12 contains the sole and exclusive representations and warranties of Seller regarding Intellectual Property.

Section 4.13. Suppliers. Section 4.13 of the Disclosure Schedules sets forth the five largest suppliers by percentage of total purchases by the Company for the twelve (12)-month period ended on December 31, 2012 (collectively, the “Material Suppliers”). The Company has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially alter its relationship with the Company.

Section 4.14. Insurance. Section 4.14 of the Disclosure Schedules sets forth a list of all material insurance policies maintained by the Company or any Company Subsidiary or with respect to which the Company or a Company Subsidiary is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. The Company and each Company Subsidiary are in compliance in all material respects with the terms of its insurance policies. Section 4.14 of the Disclosure Schedules sets forth a list of all claims or notices of circumstances submitted under the Insurance Policies during the three-year period preceding the Signing Date. No insurance carrier has denied, or declined to provide coverage for, any claim asserted by the Company or any Company Subsidiary during the three-year period preceding the Signing Date.

Section 4.15. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.15 of the Disclosure Schedules, other than routine claims covered by the Insurance Policies, as of the Signing Date, there are no Proceedings pending or, to Seller’s Knowledge, threatened (i) against or by the Company or any Company Subsidiary affecting any of its properties or assets involving a claim or potential claim in excess of $250,000 or (ii) against or by the Company, any Company Subsidiary, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company Subsidiary or any of its respective properties or assets, except where the failure to be in compliance would not individually or in the aggregate reasonably be expected to result in a material loss or expense to the Company or any Company Subsidiary.

Section 4.16. Compliance With Laws.

(a) Each of the Company and the Company Subsidiaries is, and since January 1, 2010 has been, in compliance with all Laws applicable to it, the Business, or its properties or assets, except where the failure to be in compliance would not individually or in the aggregate reasonably be expected to result in a material loss or expense to the Company or any Company Subsidiary. Notwithstanding anything contained in this Section 4.16, the representations contained in this Section 4.16 do not concern real property, intellectual property, environmental matters, employee benefits, employee and labor matters or Taxes, all of which are the subject of specific representations in Section 4.10, Section 4.12, Section 4.18, Section 4.19, Section 4.20 and Section 4.21, respectively.

Section 4.17. Permits.

(a) The Company and the Company Subsidiaries hold and are in compliance with all material Permits (including all Gaming Approvals and other authorizations under Gaming Laws and Liquor Law) required under applicable Law for the conduct of the Business as presently conducted. Neither the Company nor any Company Subsidiary has received written notice of any Proceedings relating to the revocation or modification of any such Permits, except for such instances of noncompliance, revocation or modification that would not individually or in the aggregate reasonably be expected to result in a material loss or expense to the Company or any Company Subsidiary.

(b) Each of the Company and the Company Subsidiaries and their respective managers, officers, employees and members has and will have in full force and effect at the Effective Time all Governmental Approvals (including all Gaming Approvals and other authorizations under Gaming Laws and liquor licenses) necessary for it to acquire, own, lease or operate its assets and properties and to carry on the Business as conducted as of the Closing Date, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approvals, except for such which would not individually or in the aggregate reasonably be expected to result in a material loss or expense to the Company or any Company Subsidiary. The Company and each Company Subsidiary have maintained and will maintain reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, required by the Gaming Laws, including the cash reserve requirements thereunder.

(c) Neither Seller, the Company, any Company Subsidiary nor any of their respective managers, officers, employees or members, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority during the three (3) year period prior to the Signing Date under, or relating to, any violation or possible violation of any Gaming Laws that did or would result in fines or penalties. To the Knowledge of Seller, there are no facts that, if known to the Gaming Authorities under the Gaming Laws, would result in the revocation, limitation or suspension of a Gaming Approval of the Company, or any of its or Seller’s managers, officers, employees or members.

(d) None of the Company or any Company Subsidiary, or, to Seller’s Knowledge, any of their respective Representatives has (i) used any funds for unlawful contributions, gifts, entertainment, unlawful expenses related to political activity, rebate, payoff, influence payment, kickback or other payment to obtain favorable treatment for the Company or any Company Subsidiary, (ii) made any unlawful payment to officers or employees of any Governmental Authority, or (iii) made any payment in the nature of criminal bribery.

Section 4.18. Environmental Matters.

(a) Except for such exceptions that, individually or in the aggregate, have not resulted in and would not reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary are in compliance with applicable Environmental Law. None of the Company, any Company Subsidiary or Seller has received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law during the three-year period preceding the Signing Date or that remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Signing Date.

(b) The Company and each Company Subsidiary have obtained and are in material compliance with each Environmental Permit (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the construction, ownership, lease, operation or use of the Business or assets of the Company or any Company Subsidiary.

(c) No Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except for such exceptions that, individually or in the aggregate, have not resulted in and would not reasonably be expected to have a Material Adverse Effect, there has been no Release of Hazardous Materials with respect to the Business or assets of the Company or any Company Subsidiary or any Real Property. None of the Company, any Company Subsidiary or Seller has received an Environmental Notice that any Real Property operated or used in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Materials which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company or any Company Subsidiary.

(e) In connection with the conduct of the Business, none of Seller, the Company, any Company Subsidiary nor any of Affiliate of Seller has entered into or agreed to any Contract or is subject to any Governmental Order relating to compliance with any Environmental Law or the investigation or cleanup of, or indemnification for, Hazardous Materials under any Environmental Law affecting the Real Property.

(f) No portion of the Real Property is used for the handling, manufacturing, processing, storage, use, generation or disposal of Hazardous Materials, except as is customary or reasonably required for the operation of the Business and in compliance with applicable Environmental Law.

(g) Seller has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents possessed or initiated by or on behalf of Seller, Seller’s Affiliates, the Company or any Company Subsidiary pertaining to Hazardous Materials, if any, in, on, beneath or adjacent to any Real Property, or regarding the Company’s or any Company Subsidiary’s compliance with applicable Environmental Law.

(h) This Section 4.18 contains the sole and exclusive representations and warranties of Seller regarding environmental matters, Environmental Law, Environmental Claims, if any, and Hazardous Materials.

Section 4.19. Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of each Benefit Plan.

(b) With respect to each Benefit Plan, complete and correct copies of each Benefit Plan and the following documents have been made available to Buyer, as applicable: (i) the most recent plan documents or written Contracts thereof, and all amendments thereto and all related trust, escrow, group insurance, annuity or other funding vehicles with respect to each such Benefit Plan and, in the case of any unwritten Benefit Plan, a description of all material aspects of such arrangement; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the Form 5500s (including schedules and attachments), annual reports, financial statements, actuarial reports and all other correspondence with any Governmental Authority for the past three years; (iv) the most recent IRS determination letter (or opinion or advisory letter) and any pending application; and (v) any other documents, forms or other instruments reasonably requested by Buyer.

(c) Each Benefit Plan is and has been established, operated, funded, administered and maintained in compliance in all material respects with its terms and all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, is entitled to rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the status of any such qualification, cause the revocation of such determination letter from the Internal Revenue Service or cause the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All material benefits, contributions and premiums relating to each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, all applicable Laws and GAAP. All material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly filed or distributed. To Seller’s Knowledge, no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Benefit Plan and there have been no breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan.

(d) Neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates has ever maintained, sponsored or contributed to, or had any obligation to maintain, sponsor or contribute to, or had any actual or contingent liability with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA), an arrangement subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code) or a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code). None of Seller, Seller’s Affiliates, the Company or any Company Subsidiary: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in any liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would reasonable be expected to give rise to any liability of the Company, any Company Subsidiary or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e) Other than as required under COBRA or other applicable Law, no Benefit Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide, or any actual or contingent liability with respect to, any benefits or coverage in the nature of health, life or disability insurance, or any other health or welfare benefits of any kind, in any case, following retirement or other termination of employment or service (other than death benefits when termination occurs upon death). With respect to each group health plan benefiting any current or former employee or other service provider of the Company or any Company Subsidiary that is subject to COBRA, the Company, the Company Subsidiaries and each of their respective ERISA Affiliates have complied in all material respects with the continuation coverage requirements of COBRA.

(f) (i) To Seller’s Knowledge, no Benefit Plan is the subject of an examination, investigation or audit by a Governmental Authority; and (ii) there is no pending or, to Seller’s Knowledge, threatened action, complaint, assessment, investigation, lawsuit or other Proceeding (other than routine claims for benefits in the ordinary course of business).

(g) Neither the execution of this Agreement nor the consummation of the Transactions could, either alone or together with any other event, condition or circumstance (including termination of employment or service): (i) result in the payment of any money or other property, or the provision of any benefit, to any current or former employee, manager, director, officer, consultant, independent contractor or other service provider of the Company or any Company Subsidiary, or increase the value of any payment or benefit to any such Person; (ii) accelerate the payment or vesting of any, or provide any additional, rights or benefits (including funding of compensation or benefits through a trust or otherwise) to, any current or former employee, manager, director, officer, consultant, independent contractor or other service provider of the Company or any Company Subsidiary; or (iii) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person.

(h) The Company and each Company Subsidiary have reserved the right to amend or terminate each Benefit Plan at any time without the consent of any Person.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Benefit Plan under the applicable arrangement, applicable Law or otherwise have been paid, made or accrued in accordance with the applicable arrangement or applicable Law. No Benefit Plan provides benefits to any Person who is neither a current nor former employee, director or consultant of the Company or any Company Subsidiary, or a dependent or other beneficiary of any such Person. No Benefit Plan is maintained outside of the United States.

(j) No Benefit Plan provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under or in connection with Section 409A or Section 4999 of the Code. With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such arrangement have at all times since January 1, 2010 been in compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in good faith compliance with, Section 409A of the Code and applicable guidance thereunder.

(k) Neither the execution of this Agreement nor the consummation of the Transactions, whether alone or together with any other event, condition or circumstance (including termination of employment or service), could result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(l) Except for Sections 4.03(b), 4.06, 4.07, 4.20, 4.21 and 4.22, the representations and warranties set forth in this Section 4.19 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.20. Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining or other Contract with any labor organization, union or association. No collective bargaining agreement is being negotiated by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has any duty to bargain with any labor organization. There have been no labor strikes, disputes, slow-downs, work stoppages, lockouts, labor organization drives or similar disputes against or concerning the Company, any

Company Subsidiary or any of their respective employees or other service providers, and none of the foregoing are pending or, to Seller’s Knowledge, threatened against or concerning the Company, any Company Subsidiary or any of their respective employees or other service providers.

(b) The Company and each Company Subsidiary are in compliance and have complied in all material respects with all applicable Laws pertaining to personnel, employment and employment practices (including those related to labor, labor relations, fair employment practices, workers’ compensation, unemployment insurance, registration, labor, health and safety, occupational safety, plant closings, layoffs, employee and independent contractor classifications, work authorization, immigration, affirmative action, data privacy and protection, terms and conditions of employment or service, wages and hours, nondiscrimination in employment, taxation of income and employee withholding). All service providers of the Company and each Company Subsidiary are correctly classified as employees, independent contractors or otherwise for all purposes (including any applicable Tax and employment policies or Law). The Company and each Company Subsidiary are, and have at all times been, in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of Immigration Reform and Control Act of 1986. The Company and each Company Subsidiary are not, and have not been, delinquent in any payments to, or on behalf of, any current or former employee, independent contractor or other service provider (including any applicable insurance contributions or tax payments due to a Governmental Authority). No employee of the Company or any Company Subsidiary is based outside of the United States. The employment of each of the employees of the Company and each Company Subsidiary is “at will.”

(c) Except as set forth in Section 4.20(c) of the Disclosure Schedules and as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, as of the Signing Date, there are no Proceedings against the Company or any Company Subsidiary pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or service of any current or former employee or other service provider of the Company or any Company Subsidiary (or applicant for any such position, or any class of any of the foregoing), including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Company and each Company Subsidiary have not and are not engaged in any unfair labor practice.

(d) Neither the Company nor any Company Subsidiary is liable for any payment of a material amount to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). Neither the Company nor any Company Subsidiary has engaged in any activities that could reasonably be expected to result in any liabilities under the WARN Act.

(e) Section 4.20(e) of the Disclosure Schedules sets forth the name and current annual salary and anticipated 2013 bonus of all employees of the Company whose current annual salary and anticipated bonus exceed $200,000, together with a statement of the total compensation paid to each of such Persons in 2011 and 2012.

(f) To Seller’s Knowledge, none of the employees or other service providers of the Company or any Company Subsidiary are in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a concurrent or former employer or other service recipient relating to the right of such employee or other service provider to be employed by or provide services to the Company or any Company Subsidiary, or such Person’s knowledge or use of trade secrets or proprietary information.

(g) Except for Sections 4.03(b), 4.06, 4.07, 4.19, 4.21 and 4.22, the representations and warranties set forth in this Section 4.20 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.21. Taxes.

(a) All Tax Returns of the Company, the Company Subsidiaries, Seller (with respect to the Business) and Seller Affiliates (with respect to the Business) have been timely filed. Except as set forth in Section 4.21(a) of the Disclosure Schedules, (i) such Tax Returns are true, correct, and complete in all material respects and (ii) all Taxes due and owing (or claimed by a Tax authority to be due and owing) whether or not shown as due and owing on such Tax Returns, have been paid.

(b) None of the Company, any Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business) is a beneficiary of any extension of time within which to file a Tax Return.

(c) No written claim has been made by a taxing authority in a jurisdiction where the Company, any Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business) do not file Tax Returns, that the Company, Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business), as applicable, is or may be subject to Tax in that jurisdiction.

(d) Except as set forth in Section 4.21(d) of the Disclosure Schedules, each of the Company, the Company Subsidiaries, Seller (with respect to the Business), and the Seller Affiliates (with respect to the Business) has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes.

(e) No statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding with respect to any Tax liability of the Company, any Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business).

(f) Except as set forth in Section 4.21(f) of the Disclosure Schedules, (i) there are no currently pending Tax audits or proceedings with respect to any Tax liability of the Company, any Company Subsidiary or Seller (with respect to the Business) and (ii) there is no claim, deficiency, audit, or any unresolved questions concerning the Tax liability of the Company, any Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business) that (A) is claimed or raised by a Tax authority in writing or (B) to Seller’s Knowledge, from personal contact with any agent of such authority.

(g) The liabilities for Taxes (i) of the Company and (ii) each Company Subsidiary are properly reflected on the Financial Statements in accordance with GAAP.

(h) There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of the Company, any Company Subsidiary or Seller (with respect to the Business) for Taxes.

(i) None of the Company, any Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business) has engaged in a “listed transaction,” as defined in Treas. Reg. § 1.6011-4(b)(2).

(j) None of the Company, any Company Subsidiary, Seller (with respect to the Business), or any Seller Affiliate (with respect to the Business) is a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor do such persons owe any amount under any such agreement.

(k) At all times during its existence, the Company (and any predecessor of the Company) has been an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(l) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, and (ii) has any liability for the Taxes of any Person (other than itself) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(m) Premier Finance Biloxi Corp. only has nominal operating income since its formation and its business and assets have only been in connection with the IRB.

(n) Except for Sections 4.06, 4.07, 4.08, 4.19 and 4.20, this Section 4.21 contains the sole and exclusive representations and warranties of Seller regarding Taxes.

Section 4.22. Transactions with Related Parties. Except as set forth in Section 4.22 of the Disclosure Schedules: (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the Business, (b) no Related Party is indebted to the Company or any Company Subsidiary (other than for ordinary travel advances), (c) no Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing involving the Company or any Company Subsidiary, (d) to the Knowledge of Seller, no Related Party is competing with the Company or any Company Subsidiary, and (e) no Related Party has any claim or right against the Company or any Company Subsidiary. “Related Party” means (i) each individual who is, or who has at any time since January 1, 2009 been, an officer or director of the Company or any Company Subsidiary, (ii) each member of the immediate family of each of the individuals referred to in clause (i)

above, and (iii) any trust or other entity (other than the Company or any Company Subsidiary) in which any one of the Persons referred to in clause (i) or (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or Equity Security.

Section 4.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller, the Company or any Company Subsidiary.

Section 4.24. No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules or in any documents referred to in the Disclosure Schedules, Buyer represents and warrants to Seller as of the Signing Date, as follows:

Section 5.01. Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and the other Transaction Documents to which it is, or is specified to be, a party, will be duly executed and delivered. Assuming due authorization, execution and delivery by Seller, this Agreement and each of the other Transaction Documents to which Buyer is or is specified to be, a party, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 5.02. No Conflicts; Consents.

(a) Except as set forth in Section 8.01(c)(2) of the Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which each, respectively, is, or is specified to be, a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under any material Contract to which Buyer is a party, except in the cases of clauses (ii) and (iii), where such conflicts, violations, breaches or defaults would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and each other Transaction Document to which it is, or is specified to be, a party.

(b) Except as set forth in Section 8.01(c)(2) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the other Transaction Documents to which it is, or is specified to be, a party, or the consummation of the Transactions, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (iii) such filings as may be required under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (iv) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not (A) result in, or reasonably be expected to result in, a Material Adverse Effect or (B) materially impair the ability of Buyer to perform its obligations under this Agreement and each other Transaction Document to which it is, or is specified to be, a party, and (v) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which may be required solely by reason of Seller’s, as opposed to any other third party’s participation in the Transactions (which are the obligation of Seller to obtain).

Section 5.03. Investment Purpose. Buyer is acquiring the LLC Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the LLC Interests are not registered under the Securities Act or any state securities laws, and that the LLC Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or Buyer Parent.

Section 5.05. Sufficiency of Funds.

(a) Buyer has delivered to Seller a true and complete copy of the Financing Commitment. As of the Signing Date, the Financing Commitment has not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications permitted by Section 6.23), and, to Buyer’s Knowledge, none of the respective obligations and commitments contained in the Financing Commitment has been withdrawn, terminated or rescinded in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Financing Commitment that are payable on or prior to the Signing Date. Assuming (i) the Financing is funded in accordance with the Financing Commitment, (ii) the accuracy in all material respects of the representations and warranties set forth in Article IV hereof, and (iii) compliance by Seller and the Company with their covenants under this Agreement, the net proceeds contemplated by the Financing Commitment, together with Buyer’s cash on hand, will in the aggregate be sufficient for Buyer to pay each of the amounts required to be paid by Buyer in connection with the consummation of the Transactions and to pay all related fees and expenses of Buyer. The Financing Commitment is (A) a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, and (B) enforceable in accordance with its terms against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, subject, as to clause (B), to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). As of the Signing Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto under the Financing Commitment; provided that Buyer is not making any representation or warranty regarding the effect of (x) any inaccuracy in the representations and warranties set forth in Article IV or (y) the failure by Seller or the Company to comply with any covenant herein. There are no conditions precedent or other contingencies related to the funding of the Financing on the Closing Date, other than as expressly set forth in the Financing Commitment. As of the Signing Date, there are no Contracts (whether oral or written) or commitments to enter into any Contracts (whether oral or written) to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitment and delivered to Seller prior to or simultaneously with the execution of this Agreement. Buyer acknowledges and agrees that Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) Assuming the accuracy of Seller’s representations and warranties in Article IV, immediately after giving effect to the Transactions, each of Buyer and the Company shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Buyer or the Company. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.06. Ability to Bear Risk. The financial condition of Buyer is such that it can afford to (a) bear the economic risk of holding the LLC Interests for an indefinite period and (b) suffer the complete loss of its investment in the LLC Interests.

Section 5.07. Licensability of Licensing Affiliates; Required Licensees.

(a) Solely with respect to the businesses of Buyer Parent and its subsidiaries, as of the Signing Date, Buyer, Buyer Parent, and each of their respective Affiliates and each of their respective Representatives (each, a “Licensed Party” and collectively, the “Licensed Parties”) who are required to be licensed or found suitable under applicable Laws hold all material Permits, findings of suitability, variances, exemptions or certificates of occupancy of or from all Governmental Authorities under all applicable Laws necessary to conduct the current business and operations of Buyer Parent and its subsidiaries, each of which is in full force and effect in all material respects as of the Signing Date (collectively, the “Buyer Permits”), and, as of the Signing Date, no event has occurred that (with or without the giving of notice or passage time, or both) permits revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permits held by a Licensed Party, except in each case for such exceptions that would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Buyer or Buyer Parent to perform their respective obligations under this Agreement and each other Transaction Document to which each is, or is specified to be, a party. To the Knowledge of Buyer, as of the Signing Date, there is no reason for the Gaming Authorities not to grant all required Gaming Approvals or refuse to grant any finding of suitability with respect to Buyer.

(b) To the Knowledge of Buyer, as of the Signing Date, there are no facts, that if known to the Gaming Authority, would (i) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer or Buyer Parent, any of its principals, Representatives or Affiliates, or any of its or their respective officers, directors, key employees or Persons performing management functions similar to an officer (such Persons, the “Licensing Affiliates”), (ii) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the Transactions, or (iii) reasonably be expected to cause a material delay under any suitability proceeding required by a Gaming Authority to consummate the Transactions. Section 5.07(b) of the Disclosure Schedules sets forth each Licensing Affiliate that Buyer believes must obtain a Gaming Approval in order to consummate the Transactions (together, the “Required Licensees”).

(c) As of the Signing Date, none of the Required Licensees has ever been arrested, detained, charged, indicted or convicted or pleaded guilty or nolo contendere or forfeited bail in connection with any criminal offense under the laws of any jurisdiction, whether such criminal offense constitutes a felony or misdemeanor (except for traffic violations).

Section 5.08. Compliance with Gaming Laws. Solely with respect to the businesses of Buyer Parent and its subsidiaries, other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations in the States of Rhode Island and Colorado and matters in connection with obtaining Gaming Approvals, as of the Signing Date, neither Buyer, its Affiliates, nor, to the Knowledge of Buyer, any Licensing Affiliate, has received notice of any pending investigation or review by any Gaming Authority with respect to Buyer, Buyer Parent and each of their respective Affiliates, any of the Licensing Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer. To the Knowledge of Buyer, as of the Signing Date, (a) no such investigation or review is threatened, (b) no Gaming Authority has indicated any intention to conduct the same, and (c) there are no facts that, if known to a Gaming Authority, will or would reasonably be expected to give rise to any inquiry or investigation, or to result in the revocation, limitation or suspension of a license issued to such Persons by an applicable Gaming Authority. Solely with respect to the businesses of Buyer Parent and its subsidiaries, other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations in the States of Rhode Island and Colorado and matters in connection with obtaining Gaming Approvals, as of the Signing Date, neither Buyer, any of its Affiliates, nor, to the Knowledge of Buyer, any Licensed Party or director, officer, key employee or partner of a Licensed Party has suffered a suspension or revocation of any license issued to such Persons by an applicable Gaming Authority.

Section 5.09. Gaming Laws. This Agreement is subject to the Gaming Laws and the Liquor Laws. Without limiting the foregoing, Buyer acknowledges that all rights, remedies and powers under this Agreement, including ownership and operation of the gaming facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authority. Buyer acknowledges and agrees that the sale, assignment, transfer, pledge or other disposition of the LLC Interests is ineffective unless approved in advance by the Gaming Authorities. If at any time a Gaming Authority finds that an owner of the LLC Interests is unsuitable to continue to have an involvement in gaming, such owner must dispose of such security as provided by the Gaming Laws. Buyer acknowledges that the Gaming Laws and regulations restrict the right under certain circumstances: (a) to pay or receive any dividend or interest upon such security; (b) to exercise, directly or through any trustee or nominee, any voting right conferred by such security; or (c) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Section 5.10. Hard Rock Intellectual Property. Buyer acknowledges that certain Intellectual Property used in connection with the Business, including the name “Hard Rock Hotel & Casino,” is not owned by the Company, but is licensed for use by the Company pursuant to the Hard Rock License Agreement.

Section 5.11. Legal Proceedings. As of the Signing Date, there are no Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer (including Buyer Parent) that challenge or seek to prevent, enjoin or otherwise delay the Transactions. To Buyer’s Knowledge, as of the Signing Date, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Proceeding.

Section 5.12. Disclaimer of Other Representations or Warranties. Buyer does not make and has not made any representations or warranties in connection with the Transactions other than those expressly set forth in this Agreement. Except as expressly set forth in this Agreement, no Person has been authorized by Buyer or Buyer Parent to make any representations or warranties relating to Buyer or Buyer Parent or otherwise in connection with the Transactions, and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer or Buyer Parent.

ARTICLE VI.

COVENANTS

Section 6.01. Conduct of Business Prior to the Closing. From the Signing Date until the Closing, except as expressly provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause the Company to: (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, the Business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the Signing Date until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters set forth in clauses (f), (g), (i), (j), (l), (p), (r) or (t) of Section 4.07), Seller shall not cause or permit the Company or any Company Subsidiary to take any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02. Access to Information. From the Signing Date until the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements, insurance arrangements and outstanding claims and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to David Severn or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s good faith judgment: (i) cause significant competitive harm to Seller, the Company and their respective businesses if the Transactions are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Signing Date. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.

Section 6.03. Disclosure Schedules.

(a) The Disclosure Schedules delivered pursuant to this Agreement shall be in writing and shall qualify this Agreement. Descriptions of terms or documents summarized in the Disclosure Schedules shall be qualified in their entirety by the documents themselves.

(b) From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter arising after the Signing Date and of which Seller did not have Knowledge prior to the Signing Date other than in respect of the Fundamental Representations (each a “Schedule Supplement”). After Buyer’s receipt of any Schedule Supplement, Seller shall promptly provide Buyer with any information reasonably requested by Buyer with respect to the disclosure in the Schedule Supplement. Within 30 days following Buyer’s receipt of a Schedule Supplement where the disclosed matter could reasonably be expected to result, in Buyer’s good faith judgment, in a Loss to the Company exceeding $1.0 million and where Seller has not notified Buyer in connection with such Schedule Supplement that Seller will pay in full or expressly assume responsibility for any Losses resulting from such Schedule Supplement (which period may be extended prior to the expiration of the 30-day period by up to 15 days by written notice by Buyer to Seller if Buyer determines in good faith that it needs additional time to assess the disclosure in the Schedule Supplement), Buyer will have the right to terminate this Agreement in its sole discretion as a result of such Schedule Supplement (whether or not such Schedule Supplement constitutes or would reasonably be expected to constitute a Material Adverse Effect or result in a failure of one of the conditions set forth in Section 8.02). If Buyer does not exercise its termination right within such 30-day period (as it may be extended), Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to Article X before the Outside Date as a result of the Schedule Supplement and Buyer shall be entitled to seek indemnification in respect of the matters set forth in the Schedule Supplement in accordance with Section 9.02, but only to the extent the aggregate of all Losses relating to the Schedule Supplement exceed $1.0 million in the aggregate (the “Schedule Supplement Threshold”); provided that any Losses relating to the Schedule Supplement that exceed the Schedule Supplement Threshold shall remain and be subject to the limitations on indemnity set forth in Section 9.04(b), (c) and (d) (but not the first three sentences of Section 9.04(a)). Notwithstanding anything to the contrary set forth herein the Parties acknowledge and agree that the dollar amounts referenced in this Section 6.03(b) and the Schedule Supplement Threshold shall not be deemed to in any manner establish or create any standard of materiality for the Transaction Documents or any of the Transactions, including with respect to determining whether any of the conditions set forth in Section 8.02 has been satisfied.

(c) All Section headings in the Disclosure Schedules correspond to the Sections of this Agreement, but information provided in any Section of the Disclosure Schedules shall constitute disclosure for purposes of each Section of this Agreement to the extent that the relevance or applicability of the information disclosed to the representation, warranty or covenant is reasonably apparent on its face.

Section 6.04. Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer at least five (5) Business Days prior to the Closing.

Section 6.05. Confidentiality.

(a) Confidential Information. Each party hereto acknowledges that it has or may have had in the past, currently has, and in the future may have, access to Confidential Information of the other parties hereto and their Affiliates. Each party hereto agrees that it will keep confidential all Confidential Information of the other party furnished to or otherwise available to it and, except with the specific prior written consent of the owner of such Confidential Information, will not disclose such Confidential Information to any Person. The provisions of this Section 6.05(a) shall not apply to the disclosure or use of any information, documents or materials (i) which are or become generally available to the public other than as a result of disclosure by the receiving party or any Affiliate or Representative of the receiving party in violation of this Section 6.05(a), (ii) received from a third Person on a non-confidential basis from a source other than the providing party or its representatives, which source, to the knowledge of the receiving party, is not prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the providing party, (iii) required by applicable Law to be disclosed by such party (provided that the receiving party if permissible under applicable Law shall give reasonable advance written notice to the disclosing party of any such required disclosure so that an appropriate protective order may be sought) or (iv) necessary to establish such party’s rights under this Agreement or the other Transaction Documents. Each party shall be responsible for any breach of this Section 6.05(a) by their respective Representatives.

(b) Injunction. Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section 6.05 and (ii) the immediate and irreparable damage that might be caused to a party for which it would have no other adequate remedy, in the event of a breach or threatened breach by another party of the provisions of this Section 6.05 with respect to any Confidential Information, each party will be entitled to an injunction restraining the other parties from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting the enjoining party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

Section 6.06. Regulatory Matters and Cooperation.

(a) Each of Buyer, Seller and the Company will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of any Governmental Authorities which are necessary to consummate the Transactions, including any filings required under the HSR Act in accordance with Section 6.06(c). Buyer, Seller and the Company shall use all commercially reasonable efforts to comply as promptly as practicable with any requests made for any additional information in connection with such filings or actions.

(b) Subject to compliance with applicable Law (including antitrust and Gaming Laws), from the Signing Date until the earlier of the termination of this Agreement or the Closing, Seller and Buyer shall confer on a reasonable basis with one or more Representatives of the other party to report on the general status of ongoing operations of the Company and the Biloxi Property. Seller will cooperate with Buyer and its Representatives in transitioning insurance arrangements of the Company as of the Closing, including appointing Buyer’s insurance broker as an “agent of record” at least 90 days prior to the Closing. Seller, Buyer and their respective Affiliates shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Seller, the Company or of Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or of Buyer contained in this Agreement. Nothing contained in Section 6.01 hereof shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 6.06 shall have any effect on the representations or warranties, or the covenants or agreements contained in this Agreement other than this Section 6.06 for purposes of determining satisfaction of any condition contained herein.

(c) Each of Buyer and Seller will (i) within five Business Days following satisfaction of the condition set forth in Section 8.01(e), take all actions necessary to make the filings required of Buyer and Seller or their respective Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Buyer or Seller or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) reasonably cooperate with each other in connection with the other party’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 6.07. Destruction of Chips. If required pursuant to the Gaming Laws, Seller shall, at least thirty (30) days prior to the Closing, or such other period as specifically authorized by the applicable Gaming Authorities, submit for approval to all applicable Gaming Authorities a plan for the redemption and destruction of all chips, tokens and plaquemines at the Biloxi Property. Buyer and Seller agree to cooperate with each other in effectuating the plan that is approved by the Gaming Authorities.

Section 6.08. Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing Date, but in no event later than December 31, 2014 (or if earlier, the date of the employee’s termination of employment with the Company or any Company Subsidiary), Buyer will, or will cause the Company or a Company Subsidiary to, provide each employee who remains employed by the Company or a Company Subsidiary immediately after the Closing (each a “Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or a Company Subsidiary immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company or a Company Subsidiary immediately prior to the Closing (expressed as a percentage of base salary); (iii) eligibility for retirement and welfare programs (other than pension or retiree welfare arrangements) that are not materially less favorable in the aggregate than those provided by the

Company or a Company Subsidiary immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the Company or a Company Subsidiary practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing. Not later than twenty (20) days prior to the Closing Date, Buyer will provide written notice to Seller of the names of the individuals whose employment will be terminated prior to the Closing such that they will not be Company Continuing Employees (collectively, the “Non-Continuing Employees”). Prior to the Closing Date, the Company will terminate the employment of each of the Non-Continuing Employees. Except as expressly required under Section 6.08(a) and 6.08(f), nothing in this Agreement or otherwise will require Buyer, the Company, any Company Subsidiary or any of their respective Affiliates to establish or maintain any particular compensation or benefit arrangement.

(b) With respect to any employee benefit plan maintained by Buyer or its subsidiaries in which any Company Continuing Employees will participate effective as of the Closing (collectively, “Buyer Benefit Plans”), (i) Buyer will use commercially reasonable efforts to waive or cause to be waived all limitations with respect to pre-existing condition exclusions, actively-at-work requirements, and waiting periods for each Buyer Benefit Plan that is a group health plan, and (ii) Buyer will, or will cause the Company or a Company Subsidiary to, recognize all service of such participating Company Continuing Employee with the Company or a Company Subsidiary, as the case may be, as if such service were with Buyer, for vesting and eligibility purposes in any Parent Benefit Plan; provided, however, that such service will not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under a corresponding Benefit Plan immediately prior to the Closing, or (z) such recognition would otherwise apply to benefit accrual under any defined benefit plan.

(c) This Section 6.08 will be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.08, express or implied, will confer upon any other Person (including any current, former or future employee or other service provider of Seller, Buyer, the Company, any Company Subsidiary or any of their respective Affiliates) any rights or remedies of any nature whatsoever. Nothing contained herein, express or implied, will be construed to establish, amend, modify or terminate any compensation or benefit plan, program, policy, Contract, fund or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.08 will not create any right in any employee or any other Person to any continued employment or service with the Company, any Company Subsidiary, Buyer or any of their respective Affiliates, or to any compensation or benefits of any nature or kind whatsoever.

(d) Buyer will, or will cause the Company or a Company Subsidiary to, provide any required notice under the WARN Act and otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination affecting Company Continuing Employees occurring during the 90-day period from and after the Closing. Buyer will not, and will not permit the Company or any Company Subsidiary to, take any action on or after the Closing Date that would cause any termination of employment of any employees of the Company or any Company Subsidiary occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination under the WARN Act. Seller will notify Buyer of any layoffs or other terminations of any employees of the Company or any Company Subsidiary that occur during the 90-day period prior to the Closing.

(e) After the Closing Date, the Benefit Plans, and any Buyer Benefit Plans replacing any Benefit Plans, will have exclusive responsibility for the provision of health care continuation coverage required under COBRA with respect to any “qualified beneficiaries” within the meaning of Section 4980B of the Code who are or were employees of the Company or a Company Subsidiary and who have or have had a “qualifying event” within the meaning of Section 4980B(f) of the Code under such plans, including such qualified beneficiaries who previously elected to receive continuation coverage under the Benefit Plans or who between the Signing Date and the Closing Date elect to receive continuation coverage.

(f) Buyer will, or will cause the Company to, continue to maintain the Management and Supervisory Incentive Plan for the remainder of the calendar year in which the Closing occurs, but in no event later than December 31, 2014, with bonuses to be paid to each of the Company’s employees participating thereunder on a basis consistent with the past practices of the Company (including making any payments due to be paid thereunder after the Closing Date based on actual Company performance during the performance periods that ended prior to the Closing Date, which bonus amounts are listed on Section 6.08(f) of the Disclosure Schedules).

Section 6.09. Governmental Approvals and Other Third-Party Consents.

(a) Subject to the terms and conditions set forth herein, Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts and cooperate with the other parties hereto to use their respective reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary under applicable Law to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Seller, the Company, Buyer, or any of their respective Affiliates or any of their respective Representatives, as applicable, in the case of clauses (i) or (ii), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) make all necessary filings, as applicable, and thereafter make any other required submissions with respect to this Agreement, as required in order to obtain all Government Approvals.

(b) The parties hereto and their respective Representatives and Affiliates shall (i) in reasonable consultation, and in no event later than 20 Business Days after the Signing Date, file all required initial applications and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws), (ii) act diligently to pursue the Governmental Approvals, and (iii) cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of material documents other than finding of suitability applications to the other party and its advisors prior to filing such documents, and if requested, accepting the reasonable additions, deletions or changes suggested in connection therewith. Each of Buyer and Seller and any applicable Affiliate shall use its reasonable best efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as reasonably practicable. Seller and its counsel shall have reasonable notice of and an opportunity to participate in the initial meeting between Buyer and the Mississippi Gaming Commission following the Signing Date. Seller and its counsel shall have reasonable notice of and, in Buyer’s reasonable judgment an opportunity to participate in, all other meetings and other proceedings between Buyer and Governmental Authorities regarding the Governmental Approvals. Buyer and Seller shall have the right to review in advance and, in each case, to the extent practicable and permitted by applicable Laws relating to the exchange of information (including the HSR Act and the Gaming Laws), each party will consult with the other parties hereto regarding all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions; provided that Buyer shall not be required to provide finding of suitability applications for Seller’s review. Without limiting the foregoing, the parties will notify each other promptly of the receipt of comments or requests from Governmental Authorities relating to any Governmental Approvals (other than finding of suitability applications) and will supply the other parties with copies of all correspondence between the notifying party or any of its Representatives and Governmental Authorities with respect to Governmental Approvals (other than finding of suitability applications). Notwithstanding anything contained above to the contrary, if and to the extent reasonably necessary to preserve the confidentiality of sensitive business information or legal privilege, copies of documents shall only be provided (i) to the other party’s outside counsel or (ii) on a redacted basis.

(c) Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.09, Buyer agrees to use its reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the Transactions as promptly as possible, provided that such efforts will not include proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are required to consummate the Transactions, including in connection with the Financing; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.10. Required Consent of HR Licensing.

(a) Buyer acknowledges, agrees and understands that Seller’s transfer and sale of the LLC Interests and the related rights to operating the Business as a Hard Rock Hotel and

“Hard Rock” property is subject to the provisions and rights, duties and obligations set forth in the Hard Rock License Agreement, including the HR Licensing ROFR. Buyer further acknowledges and agrees that Seller has made available to Buyer a full and complete copy of the Hard Rock License and has had sufficient time to review and become familiar with the provisions of the Hard Rock License and the Company’s obligations thereunder with respect to entering into and consummating the Transactions, including the HR Licensing ROFR.

(b) Within three (3) Business Days after the Signing Date, the Company shall provide HR Licensing with written notice of this Agreement together with the other information the Company determines, in its sole discretion, is required to be provided to HR Licensing in order to comply with the Company’s obligations under the Hard Rock License. Seller and Buyer agree to use reasonable best efforts and to take any and all steps necessary in the same manner as described in Section 6.06 and Section 6.09 with respect to Government Approvals and other approvals and consents to fulfill the Company’s obligations under the Hard Rock License and to obtain as promptly as reasonably possible HR Licensing’s approval and consent decision to the Transactions.

(c) Buyer shall be responsible for and pay in full all HR Transfer Fees. Provided that the Closing occurs, the HR Transfer Fees paid by Seller or the Company prior to the Closing shall be reimbursed to Seller pursuant to the Final Working Capital Adjustment contemplated in Section 2.04.

Section 6.11. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.11 where such access would violate any Law.

Section 6.12. Closing Conditions. Subject to the terms and conditions of this Agreement, from the Signing Date until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.13. Reserved.

Section 6.14. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 6.15. Efforts to Consummate Generally. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the Signing Date, including satisfying the conditions precedent set forth in Article VIII within the control of such party, defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable, vacated or reversed.

Section 6.16. Publicity. Seller and Buyer shall agree on the form and content of any press release announcing the Transactions and thereafter until the Closing Date shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or similar public statement with respect to any of the Transactions. From the Signing Date until the Closing Date, Seller, Buyer and their respective Affiliates shall not issue any such press release or make any such similar public statement prior to such consultation and prior to considering in good faith any such comments, except as a party may determine in good faith to be required by applicable Law. Notwithstanding anything to the contrary herein, from the Signing Date until the Closing Date, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to the other party.

Section 6.17. Reservations. Buyer will honor the terms and rates of all reservations (in accordance with their terms) made prior to the Closing at the Biloxi Property by guests or customers, including advance reservation cash deposits to the extent reflected in Closing Date Working Capital and not made in violation of this Agreement (including Section 4.07), for rooms or services confirmed by Seller for dates on or after the Closing Date in the ordinary course of business of the Business located at the Biloxi Property. Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended to members of the Encore Players Club or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guests holding such reservations; provided, that all such discounts or other benefits shall be provided in the ordinary course of business of operating and supporting the Business. Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers that (a) have been entered into as of the Signing Date or (b) are entered into in the ordinary course of business of operating and supporting the Business located at the Biloxi Property, at the rates and terms provided in such agreements.

Section 6.18. Risk of Loss Relating to Real Property.

(a) If there shall occur any Casualty Event with respect to any part of the Biloxi Property prior to the Closing Date, Seller shall immediately notify Buyer of such fact and the scope of loss and Seller’s estimate of the cost to repair and/or replace the portions of the Biloxi Property damaged or destroyed by such Casualty Event, net of all reasonably anticipated proceeds under the Insurance Policies to be delivered to Buyer pursuant to Section 6.18(c) (such costs, as may be revised from time to time, the “Casualty Repair Costs”).

(b) Buyer shall be bound to consummate the Transactions as required by the terms hereof without regard to the occurrence or effect of any damage or destruction with respect to the Biloxi Property as a result of a Casualty Event that constitutes a Buyer Accepted Casualty Event. For the avoidance of doubt, a Buyer Accepted Casualty Event shall not constitute a Material Adverse Effect for purposes of this Agreement.

(c) With respect to any Casualty Event that occurs prior to the Closing Date, Seller shall pay Buyer the amount of (i) if the restoration, replacement or repair of the Biloxi Property damaged as a result of such Casualty Loss is not completed as of the Closing Date (which date shall be determined subject to Seller’s rights to extend the Outside Date), any casualty insurance proceeds collected by Seller as a result of any such damage or destruction less any sums expended by or on behalf of Seller or the Company toward the restoration or repair of the Biloxi Property damaged by such Casualty Event prior to the Closing Date plus the amount of any insurance deductibles or Seller retention amounts and (ii) any business interruption insurance proceeds that have been paid to Seller with respect to such casualty loss and which are applicable for periods occurring on or after the Closing Date. Seller will further (1) assign or cause to be assigned to Buyer Seller’s rights to receive insurance or condemnation proceeds that have not been collected before the Closing and (2) take such actions as may reasonably be requested by Buyer in connection with the tendering of claims with the applicable insurers with respect to such events and enforcing Seller’s rights under its insurance policy in respect of such events.

Section 6.19. Release of Guarantees; Termination of Related Party Contracts. Prior to the Closing, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Buyer and Seller, (a) terminate or cause to be terminated all Contracts with Related Parties of Seller (including the termination of, and payment of all Indebtedness of the Company under, the Contracts set forth on Schedule 6.19(a) of the Disclosure Schedules), (b) terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Company) (each, a “Released Party” and collectively, the “Released Parties”) in respect of all liabilities of the Released Parties under, each guarantee of or relating to liabilities (including under any Material Contract, Contract or letter of credit) of the Company listed on Section 6.19(b) of the Disclosure Schedules (“Guarantees”), and (c) cause Buyer or one of its Affiliates to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Buyer or one of its Affiliates in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of the Company listed on Section 6.19(c) of the Disclosure Schedules (the “Surety Bonds”). In the case of the failure to do so by the Closing, then, Seller and Buyer shall continue to cooperate and use their respective commercially reasonable efforts as described in the preceding sentence, and Buyer shall (x) indemnify the Released Parties for any and all liabilities arising from such Guarantees and Surety Bonds and (y) not permit the Company or its Affiliates to (A) renew or extend the term of, (B) amend or waive any provision of, (C) increase its obligations under, or (D) transfer to another third party, any Contract or letter of credit or other liability for which any Released Party is or would be liable under such Guarantee or Surety Bond. To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond, Buyer shall use its reasonable best efforts to (I) fully perform or cause to be fully performed such obligations on behalf of such Released Party or (II) otherwise take such action as reasonably requested by Seller so as to place such Released Party in the same position as if Buyer, and not such Released Party, had performed or was performing such obligations.

Section 6.20. No Control. Without limiting the covenants and agreements contained in Section 6.01, prior to the Closing, (i) Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the operation of the Business at the Biloxi Property and (ii) the operations and affairs of the Biloxi Property shall be the sole responsibility of the Company and its Affiliates and shall be under the Company’s sole and complete control.

Section 6.21. Title Insurance.

(a) Prior to the Closing, Seller and the Company shall reasonably cooperate with Buyer to obtain (i) one or more commitments for title insurance (the “Title Commitment”), issued by the title company that previously issued title insurance for the Owned Real Property or another title insurance company selected by Buyer, for the issuance of the Title Policy and (ii) an ALTA/ACSM Land Title Survey in a form satisfying the requirements of the Financing (the “Survey”) of the Owned Real Property and the Material Ground Leased Property, and shall cause a copy of the Title Commitment and Survey to be delivered to Seller as soon as reasonably practicable after the Signing Date, but in any case within 90 days after the Signing Date and not less than 30 days prior to the Closing Date. The Title Commitment shall list as exceptions all Encumbrances and other exceptions to title affecting title to the Owned Real Property or the Material Ground Leased Property (collectively, the “Title Exceptions”) and include copies of all instruments creating such Title Exceptions. Buyer shall bear the cost and expense of the Title Commitment, Title Policy and Survey, including any cancellation fees resulting from termination of this Agreement.

(b) Buyer shall review the Title Commitment and Survey, including copies of all instruments creating Title Exceptions in the Title Commitments. Within twenty (20) days after receiving the Title Commitment and Survey, Buyer shall provide Seller with a written notice of objection to (i) any Title Exception that is not a Permitted Encumbrance and (ii) any Title Exception disclosed on the Survey, regardless of whether a Permitted Encumbrance, if such Permitted Encumbrance would materially detract from the use, operation or financeability of the Owned Real Property or the Material Ground Leased Property or cause additional exceptions to be taken with respect to the coverage provided under the Owner Title Policy or the Lender Title Policy for the Financing (including the endorsements thereto) (each, a “Title Objection”), and Seller may at its option and in its sole and absolute discretion elect to attempt to cure, remove or otherwise satisfy any such Title Objections. Seller shall be required, as a condition to Buyer’s obligation to proceed to the Closing, (i) to remove or have removed from title all Encumbrances other than Permitted Encumbrances, including any Encumbrances evidencing or securing any Indebtedness on the Owned Real Property and (ii) to deliver to the title company issuing the Title Policy such affidavits, certificates, consents or other evidence of authority as such title company may require as a condition to the issuance of the Title Policy. If considered reasonably necessary or desirable by Buyer in connection with the Financing and requested by Buyer in writing prior to Closing, Seller will (i) use commercially reasonable efforts to obtain as soon as reasonably practicable (provided that obtaining such order shall not be required to be completed before Closing, or to satisfy any of the conditions to Closing set forth in Section 8.02) a final and nonappealable order of a court of competent jurisdiction vacating the condominium plat and declarations with respect to that part of the Owned Real Property currently subject to that certain Declaration of Covenants, Conditions and Restrictions, as amended, of the Windjammer Condominium, and vesting fee simple title to such Owned Real Property in the Company or the Company Subsidiaries and (ii) provide such affidavits, certificates or indemnities as such title company may require in order to remove as Title Exceptions under the Title Policy (A) all Permitted Encumbrances identified with an asterisk (“*”) on Section 1.01(a) of the Disclosure Schedules and (B) any other Mechanics’ Liens with respect to work performed or materials supplied prior to the Closing Date, regardless whether such Mechanics’ Liens are Permitted Encumbrances.

(c) In the event Seller is unable or unwilling to cure any such Title Objection at or prior to the Closing, Buyer shall have the right to close over the Title Objection(s) and, at Buyer’s option, seek indemnification against Seller for all Losses related to resolving any Title Objection(s).

Section 6.22. Non-Solicitation. During the two years immediately following the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, employ, retain, solicit or entice away any employee, director or officer of the Company; provided that Seller and its Affiliates may engage in general solicitations not specifically directed at any such persons. If any provision contained in this Section 6.22 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way constructed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy under Law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

Section 6.23. Financing.

(a) Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and obtain the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts to (i) maintain in effect the Financing Commitment, (ii) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained in the Financing Commitment (any such agreements, the “Definitive Debt Agreements”), (iii) satisfy on a timely basis (or obtain the waiver of) all conditions within Buyer’s control in the Financing Commitments or the Definitive Debt Agreements, as applicable, and comply with its obligations thereunder, and (iv) upon the satisfaction or waiver of such conditions, consummate the Financing at or prior to the Closing. Buyer will have the right from time to time to amend, modify or replace the Financing Commitment; provided, that Buyer will not, without the prior written consent of Seller, agree to, or permit, any amendment, modification or replacement of, or waiver under, the Financing Commitment or the definitive agreements relating to the Financing Commitment if such amendment, modification, replacement or waiver would (A) reduce the aggregate amount of the Financing or (B) impose new or additional conditions or otherwise adversely expand or amend any of the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitment that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the consummation of the Financing or the Transactions contemplated by this Agreement or make the funding of the Financing less likely to occur or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Financing Commitment or the definitive documents with respect thereto; provided, further, that notwithstanding the foregoing, Buyer may amend the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed Financing Commitment as of the Signing Date if the addition of such parties, individually or in the aggregate, would not reasonably be expected to delay or prevent the consummation of the Financing or the Closing.

(b) If, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 6.23(a), any portion of the Financing is terminated or expires or otherwise becomes unavailable on the terms and conditions specified in the Financing Commitment or the Definitive Debt Agreements, Buyer will promptly notify Seller and will use its reasonable best efforts to arrange and obtain alternative financing from the same and/or alternative sources on terms and conditions not less favorable, taken as a whole, to Buyer (as determined in the reasonable judgment of Buyer), than those contained in the Financing Commitment (“Alternative Financing”), upon terms and conditions which would not have any of the effects specified in clauses (A) or (B) of Section 6.23(a) as promptly as reasonably practicable following the occurrence of such event.

(c) Buyer will keep Seller informed on a reasonably current basis of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, including (i) giving Seller prompt written notice of any material adverse change with respect to the Financing, including if at any time the Financing Commitment expires or is terminated for any reason or if any financing source party to the Financing Commitment notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth therein, and (ii) upon Seller’s reasonable request, advising and updating Seller, in a reasonable level of detail, with respect to status and proposed funding date. For purposes of this Agreement, references to “Financing” and “Definitive Debt Agreements” will include the financing contemplated by the Financing Commitment as permitted by this Section 6.23 to be amended, modified or replaced and references to “Financing Commitment” will include such documents as permitted by this Section 6.23 to be amended, modified or replaced, in each case from and after such amendment, modification, or replacement.

(d) Seller will, and will cause the Company and the Company Subsidiaries to, use reasonable best efforts to provide all cooperation reasonably requested by Buyer in connection with the arrangement of the Financing, at Buyer’s sole cost and expense, including (i) furnishing Buyer and the Financing Sources with such financial and other pertinent information regarding the Company as may be reasonably requested by Buyer or its Financing Sources, including an audited consolidated balance sheet and related statements of income and cash flows for the three fiscal years of the Company ended at least 90 days prior to the Closing Date and an unaudited consolidated balance sheet and related statements of income and cash flows for each fiscal quarter of the Company ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (and updates thereto, as reasonably requested by such Persons and as is customarily included in information memoranda and other marketing materials used to syndicate credit facilities for senior secured indebtedness, the “Required Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Company), attending presentations and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, prospective lender presentations, bank information memoranda and similar documents required in connection with the Financing, (iii) obtaining legal opinions and solvency certificates as reasonably requested by Buyer as necessary and customary for financings similar to the Debt Financing, (iv) using reasonable efforts to assist in the preparation of a customary confidential information memorandum for the Financing, other customary marketing materials to be used in connection with the syndication by the lead arranger of the Financing and appropriate and customary materials for rating agency presentations, (v) consulting with Buyer in connection with the negotiation of and executing such definitive financing documents and agreements and such other customary documents (including officers certificates) as may be reasonably requested by Buyer, (vi) facilitating the pledging of collateral, (vii) using reasonable efforts to obtain customary payoff letters and customary instruments of discharge and termination in full of all Indebtedness and Encumbrances, as are required as a condition to the Closing and as reasonably requested by Buyer, (viii) using reasonable best efforts to obtain attorney audit response letters reasonably requested by Buyer and customary for financings similar to the Financing, (ix) providing customary authorization letters to the Financing Sources (including with respect to the absence of material non-public information about the Company and the Company Subsidiaries and their securities in the public-side version of the documents distributed to prospective lenders), (x) agreeing to enter into such agreements and to use its commercially reasonable efforts to deliver such officer’s certificates as are customary in financings of such type and otherwise grant liens on the assets of the Company or any of the Company Subsidiaries pursuant to such agreements as may be reasonably requested, and (xi) providing at least ten Business Days prior to the Closing Date all documentation and other information about the Company as is required by the Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; provided, that, in each case, that the Company shall not be required to enter into any agreement, document or instrument that is not contingent upon the Closing. The foregoing notwithstanding, (A) no obligation of Seller, the Company or any of the Company’s Subsidiaries or any of their respective Representatives undertaken or under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (B) none of Seller, the Company, the Company’s Subsidiaries or their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Buyer. Buyer will indemnify and hold harmless Seller, the Company and the Company Subsidiaries from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the arrangement of the Financing and any information used in connection therewith. All non-public or other confidential information provided by or on behalf of any Company and its Subsidiaries pursuant to this Section 6.23 will be kept confidential in accordance with Section 6.05, except that Buyer will be permitted to disclose such information to potential Financing Sources, Governmental Authorities and rating agencies during syndication of the Financing, subject to the potential sources of capital, such prospective Financing Sources being informed by Buyer of the obligations of confidentiality relating to Representatives of Buyer and agreeing to maintain the confidentiality thereof.

(e) Notwithstanding the foregoing, Buyer acknowledges and agrees that this Agreement and the Transactions are not contingent on Buyer’s ability to obtain Financing (including any alternate financing contemplated by Section 6.23) or any specific amount or terms with respect to such Financing.

(f) To the extent required in connection with the Financing, the Company hereby consents to the use of its logos solely for the purpose of obtaining the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company or any of their respective Intellectual Property rights.

ARTICLE VII.

TAX MATTERS

Section 7.01. Tax Returns.

(a) Seller shall file, or cause to be filed, when due all Tax Returns that are required to be filed by Seller that are required to be filed by the Company or any Company Subsidiary prior to or on the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to any items related to the Business, such Tax Returns shall be prepared in a manner consistent with past practice (except where such past practice is not consistent with applicable Law).

(b) Buyer shall file or cause to be filed all Tax Returns that are filed or required to be filed by the Company or any Company Subsidiary after the Closing Date (a “Buyer Tax Return”) and shall remit or cause to be remitted any Taxes due in respect of such Buyer Tax Return. To the extent a Buyer Tax Return relates to a Pre-Closing Tax Period or Straddle Period, then (i) such Buyer Tax Return (described in this sentence) shall be prepared in a manner consistent with past practice of the Company or Company Subsidiary, as applicable (except where such past practice is not consistent with applicable Law), and (ii) Buyer shall permit Seller to review and comment on each such Buyer Tax Return (described in this sentence) prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Seller shall pay to Buyer, within fifteen (15) days before the date on which Taxes are to be paid, the Pre-Closing Taxes shown as due with respect to a Buyer Tax Return.

(c) Neither Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d) For purposes of this Agreement, in the case of any Straddle Period, Taxes of the Company, any Company Subsidiary and any Seller Affiliate (relating to the Business) allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be based on an interim closing of the books on the Closing Date. Any exemptions, allowances or deductions for a Straddle Period that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period starting after the Closing Date in proportion to the number of days in each period.

Section 7.02. Tax Indemnification Procedures; Contest Provisions.

(a) Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Claim”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Article IX. The failure of Buyer to give reasonably prompt notice of any Tax Claim shall not release, waive or otherwise affect Seller’s obligations with respect thereto, unless Seller is adversely prejudiced as a consequence of such failure.

(b) Notwithstanding Section 9.05:

(i) To the extent any Tax Claim or administrative or court proceeding relating to Taxes relates to a Pre-Closing Tax Period, Seller shall have the right to control and to represent, at its sole expense, the interests of the Company and any Company Subsidiary in and with respect to such Tax Claim or proceeding, and to employ counsel of its own choice for such purpose; provided, however, that to the extent the resolution of such Tax Claim or proceeding could have a material impact on the current or future Tax liability of Buyer, the Company, or any Company Subsidiary, Seller (i) shall keep Buyer informed of all developments on a timely basis, (ii) shall afford Buyer the opportunity to participate, at Buyer’s expense, in the conduct and resolution of such Tax Claim or proceeding, and (iii) shall not settle or otherwise resolve such Tax Claim or proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

(ii) In all other cases, Buyer shall control the conduct of any Tax Claim or proceeding; provided, however, that, to the extent such Tax Claim or proceeding could give rise to an indemnification obligation of Seller to Buyer, Buyer (i) shall keep Seller informed of all developments on a timely basis, (ii) shall afford Seller the opportunity to participate, at Seller’s expense, in the conduct and resolution of such Tax Claim or proceeding, and (iii) shall not settle or otherwise resolve such Tax Claim or proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld.

Section 7.03. Tax Refunds. Any Tax refund or credit that is received by Buyer or the Company, and any amount credited against Tax to which Buyer or the Company become entitled, that relate to any Pre-Closing Tax Period or the portion of the Straddle Period ending at the end of the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that Buyer shall not be required to pay over any amount under this Section 7.03 to Seller (i) to the extent such Tax refund or amount of such credit is attributable to a carryback of a Tax attribute that arises after the Closing Date, (ii) if such Tax refund or amount of such credit arises in connection with an increase in Post-Closing Taxes, or (iii) to the extent such Tax refund or amount of such credit is included in the Closing Date Working Capital.

Section 7.04. Tax Cooperation. Upon reasonable written notice, Seller and Buyer shall furnish or cause to be furnished to the other party, as promptly as practicable, such information and assistance, to the extent within the control of such party, relating to the Company, any

Company Subsidiary or the Business as is reasonably requested for (i) the filing of all Tax Returns, (ii) the making of an election related to Taxes, (iii) the preparation for any audit by any Governmental Authority, (iv) the prosecution or defense of any claim, suit or proceeding related to any Tax Return, and (v) the conduct of any audit or other similar proceeding relating to Taxes involving the Company, any Company Subsidiary or the Business. Such information and assistance shall include the provision (upon the other party’s request) of records and information reasonably relevant to any matter described in the previous sentence and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information provided hereunder shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Buyer shall retain the books and records of the Company for Pre-Closing Tax Periods delivered to Buyer until the expiration of the statute of limitations (including any extensions thereof) applicable to such Tax periods.

Section 7.05. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof.

(c) Seller shall have received all Governmental Approvals set forth in Section 8.01(c)(1) of the Disclosure Schedules and Buyer shall have received all Governmental Approvals set forth in Section 8.01(c)(2) of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such Governmental Approval shall have been revoked.

(d) No Proceeding shall have been commenced or threatened in writing by any Governmental Authority against Buyer, Buyer Parent, Seller or the Company which seeks to restrain, prohibit or enjoin any of the parties hereto from entering into or performing any of the Transactions.

(e) HR Licensing shall have provided Seller and Buyer all consents required in respect of the sale of Seller’s interest in the Business to Buyer or one of Buyer’s subsidiaries in accordance with Section 16 of the Hard Rock License Agreement.

Section 8.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Sections 4.01 (Organization and Authority of Seller), 4.02 (Organization, Authority and Qualification of the Company), 4.03 (Capitalization) and 4.04 (Subsidiaries) will, except as qualified by the contents of the Disclosure Schedules, be true and correct in all respects and the other representations and warranties of Seller contained in Article IV shall, except as qualified by the contents of the Disclosure Schedules, be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct, as applicable, as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) From the Signing Date, there shall not have occurred any Material Adverse Effect that remains a Material Adverse Effect as of the Closing Date, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect remaining as of the Closing Date.

(d) All approvals, consents and waivers from parties other than the Governmental Authorities that are listed on Section 8.01(c)(2) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) Seller shall have duly executed and delivered the Assignment to Buyer.

(f) Seller shall have duly executed and delivered to Buyer a receipt evidencing payment by Buyer in full of the Purchase Price (if the Purchase Price has been received), and Seller’s receipt thereof.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) has been satisfied (if applicable).

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or other authorized officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by, or actions by written consent of all of the members of, Seller, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions to which Seller is a party, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (ii) that attached thereto are true and complete copy of Seller’s limited liability company agreement, as amended, and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement and the Transaction Documents and the other documents to be delivered hereunder and thereunder to which Seller is a party.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or other authorized officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by, or actions by written consent of all of the members of, the Company, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions to which the Company is a party, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (ii) that attached thereto are true and complete copy of the Company’s limited liability company agreement, as amended, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents and the other documents to be delivered hereunder and thereunder to which the Company is a party.

(j) Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 6.04.

(k) Seller shall have delivered to Buyer copies of the certificate of formation or certification of incorporation (or their equivalent), as the case may be, for each of Seller, the Company and each Company Subsidiary certified as of a date within five (5) Business Days of the Closing Date by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and each Company Subsidiary is organized.

(l) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each of Seller, the Company and each Company Subsidiary certified from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Company and each Company Subsidiary is organized, dated as of a date within five (5) Business Days of the Closing Date.

(m) Seller shall have delivered to Buyer a properly completed (i) certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller (or, if Seller is a disregarded entity, the Person treated as the “transferor” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii)) is not a foreign person within the meaning of Section 1445 of the Code and (ii) Form W-9 in respect of Seller.

(n) Seller shall have delivered to Buyer the original Organizational Documents and minute books (or their equivalents) of the Company and each Company Subsidiary.

(o) Seller shall have delivered to Buyer with respect to the Owned Real Property and the Material Ground Leased Property, at the sole expense of Buyer, each of the following, as required by, and in form and substance reasonably acceptable to, Buyer and the title company referred to in Section 6.21: (i) an ALTA Form 2006 owner’s title insurance policy in an amount acceptable to Buyer, insuring that one or more of the Company or the Company Subsidiaries has good and marketable fee simple title to such Owned Real Property and has a good, marketable and insurable leasehold interest in the Material Ground Leased Property, free and clear of all Encumbrance other than Permitted Encumbrances, with the standard pre-printed exceptions deleted and with a non-imputation endorsement and such other endorsements as Buyer may reasonably request (the “Owner Title Policy”); (ii) an ALTA Form 2006 loan policy in an amount acceptable to Buyer, insuring the first priority lien granted by the Company and the Company Subsidiaries for the benefit of the Financing Sources in the Owned Real Property and the Material Ground Leased Property, free and clear of all Encumbrances other than Permitted Encumbrances, with the standard pre-printed exceptions deleted and with such other endorsements as such Financing Sources may reasonably request (the “Lender Title Policy”, and together with the Owner Title Policy, the “Title Policy”); and (iii) all customary title affidavits, transfer documentation, certificates and other documentation executed by Seller or the Company as required by Section 6.21(b) or as is necessary for such title company to issue the Owner Title Policy.

(p) “Substantial Completion” (as defined in the Construction Contract) of the New Hotel Tower shall have occurred and a certificate of occupancy shall have been issued by the appropriate Governmental Authority.

(q) All Indebtedness of the Company shall have been paid and all Contracts with respect thereto shall have been terminated or expired, all Encumbrances with respect thereto released, and Seller shall have provided evidence thereof reasonably satisfactory to Buyer.

(r) Prior to commencement of the Marketing Period, Hard Rock shall have provided all consents required to be provided by Hard Rock under the Hard Rock Documents in connection with the Transactions (including in respect of the Financing and the marketing materials related thereto).

(s) Hard Rock shall have executed Subordination, Non-Disturbance and Attornment Agreements in respect of the Cafe Lease and the Retail Lease and a consent to the collateral assignment of the Hard Rock Documents to the Financing Sources, each in a form consistent with the requirements of the Hard Rock Documents, customary for transactions of this type and otherwise reasonably satisfactory to the Financing Sources.

(t) Buyer shall have received new or updated Phase I environmental assessment reports with respect to the Biloxi Property (and, if such reports recommend further assessment, Phase II environmental reports), in each case, which do not indicate environmental conditions (other than those disclosed to Buyer prior to the Signing Date) that would reasonably be expected to result in material liability to Buyer or the Company.

Section 8.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the Transactions.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) has been satisfied.

(d) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of (i) all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (ii) the certificate of incorporation and bylaws of Buyer, in each case with all amendments to date.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(f) Buyer shall have delivered to Seller a good standing certificate for Buyer certified from the Secretary of State of Delaware, dated as of a date within five (5) Business Days of the Closing Date.

(g) Buyer shall have delivered to Seller cash in an amount equal to the Closing Payment by wire transfer in immediately available funds, to an account or accounts designated by Seller to Buyer prior to the Closing Date by Seller.

ARTICLE IX.

INDEMNIFICATION

Section 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Determination Date. None of the covenants or other agreements set forth in Sections 6.02, 6.04, 6.06, 6.09, 6.10, 6.12, 6.15 and 6.23 shall survive the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.02. Indemnification By Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify Buyer and its Affiliates (including the Company after the Closing) (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any Transaction Expenses or Indebtedness of the Company or any Company Subsidiary not paid as of the Closing Date;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(d) any and all (i) Pre-Closing Taxes; (ii) Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) Taxes of any Person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing;

(e) any liability of Seller or any of its Affiliates (other than of the Company and the Company Subsidiaries), including in respect of any claim made by any former holder of any Equity Securities of Seller; or

(f) any liability of the Buyer Indemnified Parties related to any claim (i) asserted by or against any officer or director of the Company with respect to the period in which they held such office prior to the Closing Date that either would be or is asserted to be indemnifiable by the Company pursuant to the indemnification provisions of the Organizational Documents of the Company or (ii) that would be or is asserted to be a covered claim under any of the Insurance Policies set forth, or required to be set forth, in Item 2 of Section 4.14 of the Disclosure Schedules with respect to an event occurring prior to the Closing Date (assuming such Insurance Policies would have remained in effect after the Closing Date and the Company, the Company Subsidiaries and the other Persons covered under any of such Insurance Policies as of the Signing Date would have continued to be covered by such Insurance Policies after the Closing Date).

Section 9.03. Indemnification By Buyer. Subject to the other terms and conditions of this Article IX and Section 10.03(d), Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) (c) except to the extent attributable to a breach of any representations or warranties in Article IV, any and all Post-Closing Taxes.

Section 9.04. Certain Limitations on Indemnity. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a) or Section 9.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a), in the case of the Buyer Indemnified Parties, or Section 9.03(a), in the case of Seller, exceeds $1.0 million (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 9.02(a) or Section 9.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $10,000 (which Losses shall not be counted toward the Deductible). The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.02(a) or Section 9.03(a) as the case may be, shall not exceed $30.0 million (the “Cap”). Notwithstanding the foregoing, the Deductible and Cap shall not apply to indemnification claims made by an Indemnified Party pursuant to Section 9.02(a) and Section 9.03(a) with respect to breaches of the representations and warranties in Section 4.01 (Organization and Authority of Seller), Section 4.02 (Organization and Authority of Company), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries), Section 4.09(a) (Tangible Personal Property), Section 4.11 (Condition of Assets), Section 4.23 (Brokers), or Section 5.01 (Organization and Authority of Buyer) (collectively the “Fundamental Representations”); provided, however, that with respect to breaches of such Fundamental Representations, and breaches of covenants and agreements hereunder, in no event shall the aggregate amount of Losses recovered by an Indemnified Party pursuant to a breach of such Fundamental Representations, covenants and agreements hereunder, together with the amount of all other Losses recovered under Section 9.02(a) or Section 9.03(a), as applicable, exceed the Purchase Price.

(b) Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim, less the out-of-pocket costs incurred in recovering any such amounts.

(c) Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Losses shall be reduced by an amount equal to any Tax benefit that results in an actual reduction in cash Taxes payable of the Indemnified Party in the Tax period of the Loss, calculated on a with or without basis, and treating Tax items attributable to the Loss as the last Tax items claimed for the relevant Tax period. For the avoidance of doubt, this provision does not provide the Indemnifying Party the right to examine the Tax Returns of the Indemnified Party.

(d) Following the Closing, each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs, but only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

Section 9.05. Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right, but not the obligation, to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably acceptable to Buyer, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim as provided in the immediately preceding sentence, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend or fails to take reasonable steps to defend such Third-Party Claim as provided in this Agreement, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim, including its costs of defense. Seller and

Buyer shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.11) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to or having any post-settlement effect on the Indemnified Party’s business or operations, the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party, which notice shall include all copies of all substantial settlement papers. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.07. Exclusive Remedy. Subject to Section 12.10, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, from and after the Closing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.10 or limit or constitute a waiver of a party’s rights with respect to claims against a Person to the extent they arise out of or based on claims of actual fraud knowingly committed by such Person or its Representatives.

ARTICLE X.

TERMINATION

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement, and such breach, inaccuracy or failure cannot be cured by Seller by the Outside Date, that would give rise to the failure of any of the conditions specified in Article VIII, and Seller is not entitled to terminate this Agreement pursuant to Section 10.01(c)(i); or

(ii) any of the conditions set forth in Section 8.01(a), 8.01(b), 8.01(c) or 8.01(d) shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) the condition set forth in Section 8.01(e) shall not have been fulfilled within 60 days following the Signing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iv) any of the conditions set forth in Section 8.02 shall not have been fulfilled by the Outside Date;

(v) there has occurred within six months after the Signing Date a Casualty Event that would not reasonably be expected to be a Buyer Accepted Casualty Event as of the Outside Date; or

(vi) Buyer shall have exercised its right to terminate this Agreement as set forth in Section 6.03(b).

(c) by Seller by written notice to Buyer if:

(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement, and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Date, that would give rise to the failure of any of the conditions specified in Section 8.03, and Buyer is not then entitled to terminate this Agreement pursuant to Section 10.01(b)(i); or

(ii) any of the conditions set forth in Section 8.01(a), 8.01(b), 8.01(c) or 8.01(d) shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) the condition set forth in Section 8.01(e) shall not have been fulfilled within 60 days following the Signing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iv) any of the conditions set forth in Section 8.03 shall not have been fulfilled by the Outside Date.

Section 10.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article X, Section 1.02, Section 6.05, Section 6.10(c) and Article XII and hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof prior to such termination.

Section 10.03. Application of Deposit.

(a) If this Agreement is terminated pursuant to Section 10.01(a), Section 10.01(b)(i), Section 10.01(b)(iii), Section 10.01(b)(iv), Section 10.01(b)(v), Section 10.01(b)(vi) or Section 10.01(c)(iii) then Seller shall pay and return the Deposit to Buyer.

(b) If this Agreement is terminated pursuant to Section 10.01(b)(ii) or Section 10.01(c)(ii), (x) Seller shall pay and return an amount equal to one-half (1/2) of the Deposit to Buyer and (y) Seller shall be entitled to retain and keep an amount equal to one-half (1/2) of the Deposit.

(c) If this Agreement is terminated pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv), then Seller shall be entitled to retain and keep the Deposit.

(d) Seller’s entitlement to the Deposit, or a portion thereof, pursuant to this Section 10.03 shall constitute liquidated damages and, notwithstanding anything in this Agreement to the contrary, prior to the Closing, will constitute the exclusive remedy of Seller, Seller Parent, the Company and their respective members and Affiliates for all Losses of such Persons in connection with any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the termination of this Agreement. In consideration thereof, Seller, Seller Parent and the Company hereby waive any and all rights or additional remedies that may otherwise be available to them, at Law or in equity, as a result of the failure of the Closing to occur or any breach of any representation, warranty, covenant or agreement in this Agreement (whether willfully, intentionally, unintentionally or otherwise) or the failure of the Transactions to be consummated. Upon Seller’s receipt or retention of the Deposit upon a termination of this Agreement, none of Buyer, Buyer Parent, or any of their respective Affiliates or any Financing Source, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents, will have any further liability or obligation relating to or arising out of this Agreement, the Financing or the Transactions or in respect of any other document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any Law or otherwise. Nothing in this Section 10.03(d) will limit the obligations of a party to this Agreement by virtue of it being an Affiliate of a Financing Source.

ARTICLE XI.

PROPERTY

Buyer or its Representatives to the extent it so desires have examined and inspected the Biloxi Property prior to the execution of this Agreement, and subject to the provisions of this Article XI and otherwise in this Agreement, Buyer agrees to accept the Biloxi Property in an “AS IS, WHERE IS” condition as of the Closing. Buyer agrees that, except as provided in Article IV, Buyer is not relying upon any representations, statements or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller or the Company, or any salesperson or financial advisor involved in this transaction as to the Biloxi Property, including: (a) any representation, statements or warranties as to the physical condition of the Biloxi Property; (b) the fitness and/or suitability of the Biloxi Property for use as a resort, hotel, casino and/or any other use or purpose; (c) the financial performance of the Company or its casino; (d) the compliance of the Biloxi Property with applicable building, zoning, subdivision, environmental, land use laws, codes, ordinances, rules or regulations or any other applicable Laws; (e) the state of repair or environmental or condition of the Biloxi Property; (f) the value of the Biloxi Property; (g) the manner or quality of construction of the Biloxi Property; (h) the income derived or to be derived from the Company or its casino; or (i) the fact that the Company’s casino may now be located in hurricane zones, earthquake faults or seismic hazardous zones. Seller makes no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties and disclaims all such representations and warranties. Without limiting the foregoing, and except as expressly set forth in Article IV, Seller disclaims any warranty of title or noninfringement and any warranty arising by industry custom or course of dealing. Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor any of its Affiliates or their respective Representatives has made any representation or warranty with respect to any projections, forecasts or forward-looking statements made by, or made available to, Buyer or any of its Affiliates or their respective Representatives. Buyer and its Affiliates acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Biloxi Property and the Company and on the representations and warranties expressly set forth in Article IV, subject to the limitations and restrictions specified herein. Subject to the second sentence of this Article XI, Section 9.07 and compliance by Seller and the Company with their respective representations, warranties, covenants and agreements set forth herein prior to the Closing, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller or its Affiliates at law or in equity, relating to any matter described in clauses (a) through (i) of this Article XI or otherwise disclaimed in this Article XI, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

ARTICLE XII.

MISCELLANEOUS

Section 12.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Buyer shall pay any government fees for any necessary filings required under the HSR Act.

Section 12.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent prior to 5:00 p.m. (local time), and on the next Business Day if sent after 5:00 p.m. (local time). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(i) if to Buyer or to the Company after the Closing to:

Twin River Worldwide Holdings, Inc.

100 Twin River Road

Lincoln, Rhode Island 02865

Attn: George Papanier

         Craig Eaton

Fax: (401) 727-4770

Email: gpapanier@twinriver.com

            ceaton@twinriver.com

with a copy (which shall not constitute notice) sent contemporaneously to:

Jones Day

222 East 41st Street

New York, NY 10017

Attn: Robert A. Profusek, Esq.

         Thomas W. Bark, Esq.

Fax: (212) 755-7306

Email: raprofusek@jonesday.com

            twbark@jonesday.com

(ii) if to Seller or to the Company prior to or at the Closing to:

GAR, LLC

520 Madison Avenue

New York, New York 10022

Attn: David Severn

Fax: (801) 524-4944

Email: dsevern@leucadia.com

with a copy (which shall not constitute notice) sent contemporaneously to:

Leucadia National Corporation

520 Madison Avenue

New York, New York 10022

Attn: Michael Sharp, General Counsel

Fax: (801) 524-4944

Email: msharp@jefferies.com

and,

Snell & Wilmer L.L.P.

15 W. South Temple, Suite 1200

Salt Lake City, Utah 84101

Attn: Brad W. Merrill, Esq.

Fax: (801) 257-1800

Email: bmerrill@swlaw.com

Section 12.03. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.04. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 12.05. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding anything herein to the contrary, Buyer may assign any or all of its rights under this Agreement to its Financing Sources as collateral security for the Financing or assign its rights and delegate its obligations to any subsidiary of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.07. No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Financing Sources shall be third party beneficiaries of Sections 12.06, 12.07, 12.08, 12.09 and 12.10.

Section 12.08. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No amendment to Sections 12.06, 12.07, 12.08, 12.09 and 12.10 shall be made without the prior written consent of the Financing Sources.

Section 12.09. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction). Each party irrevocably (i) consents to the exclusive personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement, (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by any of them in connection with this Agreement (including any dispute arising out of or relating in any way to the Financing) shall be venued in the United States District Court for the Southern District of New York, (iv) agrees not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, and (v) agrees that service of process, summons, notice or document by registered mail addressed as provided in Section 12.02 will be effective service of process against it for any such action brought in any such court, and (vi) agrees that a final judgment in any such action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09(b).

(c) Notwithstanding anything herein to the contrary, (i) none of Seller and any of its respective Representatives or Affiliates shall have any rights or claims against any Financing Source or any of the respective former, current or future Affiliate or Representatives of the Financing Sources (collectively, the “Financing Parties”) in connection with this Agreement or the Financing, and no Financing Party shall have any rights or claims against any of Seller or any of its respective Representatives in connection with this Agreement or the Financing, in each case whether at law or equity, in contract, in tort or otherwise; provided, that, following the Closing Date, the foregoing shall not limit the rights of the Financing Parties under any Financing, and (ii) without prejudice to clause (i) above, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (or appellate courts thereof), and that the provisions of Section 12.09(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 12.10. Specific Performance. Subject to the provisions of Section 10.03(d) and Section 12.09(c), the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction, specific performance and other equitable relieve to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.11. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of good faith negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

ARTICLE XIII.

GUARANTY

Section 13.01. Seller Parent Guaranty.

(a) Seller Parent hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 13.01) to Buyer the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Seller and

Seller’s successors and assigns under this Agreement. Seller Parent hereby expressly waives any requirement that Buyer exhaust any right or take any action against Seller. In determining when payment, performance or discharge of obligation by Seller Parent is due, and the amount thereof, there shall be taken into account any defenses or limitations to such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and set-offs Seller Parent or Seller may have under this Agreement. This is a guaranty of payment and performance and not merely of collection. Seller Parent’s obligations under this Section 13.01 are irrevocable. Seller Parent agrees that Buyer may at any time and from time to time, without notice to or further consent of Seller Parent, extend the time of payment of any of the obligations under this Section 13.01, and may also enter into any agreement with Seller for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of this Agreement or of any agreement between Seller and Buyer without in any way impairing or affecting Seller Parent’s obligations under this Agreement. Seller Parent agrees that the obligations of Seller Parent under this Section 13.01 shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Buyer to assert any claim or demand or to enforce any right or remedy against Seller or any other Person interested in the Transactions, (b) any change in the time, place or manner of payment of any of the obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the obligations under this Section 13.01, (c) the addition, substitution or release of any entity or other Person interested in the Transactions, (d) any change in the corporate existence, structure or ownership of Seller Parent or any other Person interested in the Transactions, (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or any other Person interested in the Transactions, (f) the existence of any claim, set-off or other right which Seller Parent may have at any time against the Buyer, whether in connection with the obligations under this Section 13.01 or otherwise (other than as specifically set forth in this Section 13.01), or (g) the adequacy of any other means Buyer may have of obtaining repayment of any of the obligations under this Section 13.01.

(b) To the fullest extent permitted by applicable Law, Seller Parent hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by Buyer. Seller Parent waives promptness, diligence, notice of the acceptance of this Section 13.01 and of the obligations under this Section 13.01, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any obligations under this Section 13.01 incurred and all other notices of any kind (except for notices to be provided to Seller, Seller Parent and its counsel in accordance with this Agreement or applicable Law), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Seller Parent or any other Person interested in the Transactions, and all suretyship defenses generally (other than defenses to the payment of the obligations that are available to Seller Parent or Seller under this Agreement). Seller Parent acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 13.01 are knowingly made in contemplation of such benefits. Seller Parent acknowledges and agrees that all provisions of this Agreement shall apply for all purposes of interpreting and enforcing the provisions of this Section 13.01.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:		BUYER:

GAR, LLC		TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ Joseph S. Steinberg	By:	/s/ George Papanier
Name:	Joseph S. Steinberg	Name:	George Papanier
Title:	Voting Trustee	Title:	President and CEO

SELLER PARENT:

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph S. Steinberg
Name:	Joseph S. Steinberg
Title:	Voting Trustee

COMPANY:

PREMIER ENTERTAINMENT BILOXI LLC
BY GAR, LLC, its Manager

By:	/s/ Joseph S. Steinberg
Name:	Joseph S. Steinberg
Title:	Chairman